   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 27, 1998
                                                     REGISTRATION NO. 333-22895


                       SECURITIES AND EXCHANGE COMMISSION

                               ------------------

                         POST-EFFECTIVE AMENDMENT NO. 3
                                  TO FORM SB-2
                                  ON FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                                 BLUEFLY, INC.
                     (FORMERLY KNOWN AS PIVOT RULES, INC.)
             (Exact name of registrant as specified in its charter)



           NEW YORK                                            13-3612110
(State or other jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                             Identification No.)


                              42 WEST 39TH STREET
                            NEW YORK, NEW YORK 10018
                                 (212) 944-8000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                 --------------

                                E. KENNETH SEIFF
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 BLUEFLY, INC.
                              42 WEST 39TH STREET
                            NEW YORK, NEW YORK 10018
                                 (212) 944-8000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                  -----------

                                   Copies to:

                           RICHARD A. GOLDBERG, ESQ.
                      SWIDLER BERLIN SHEREFF FRIEDMAN, LLP
                          919 THIRD AVENUE, 20TH FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 758-9500

                                  -----------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                 SUBJECT TO COMPLETION, DATED NOVEMBER 27, 1998

PROSPECTUS
                        2,163,000 SHARES OF COMMON STOCK

               513,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS


                                 BLUEFLY, INC.

         This Prospectus relates to 2,163,000 shares of common stock, par value $.01 per share ("Common Stock"), and 150,000 Redeemable Common Stock Purchase Warrants (the "Purchase Warrants"), of Bluefly, Inc., formerly known as Pivot Rules, Inc., a New York corporation (the "Company"), of which (i) 1,500,000 shares of Common Stock are issuable upon exercise of outstanding warrants (the "IPO Warrants") of the Company issued in connection with the Company's 1997 initial public offering (the "Initial Public Offering"), (ii) 363,000 shares of Common Stock are issuable upon exercise of warrants which were converted from warrants issued in connection with the Company's 1997 bridge financing, (iii) 300,000 shares of Common Stock are issuable upon exercise of a certain unit purchase option ("Purchase Option") and the exercise of the Purchase Warrants underlying the Purchase Option and (iv) 150,000 Purchase Warrants which may be issued upon exercise of the Purchase Option previously issued by the Company to the representative ("Representative") of the underwriters in the Initial Public Offering (the "Representative Warrants"). This Prospectus also relates to the offer and sale by certain persons ("Selling Securityholders") of 363,000 Purchase Warrants issued to the Selling Securityholders in connection with the Company's 1997 bridge financing (the "Bridge Warrants" and collectively with the IPO Warrants and the Representative Warrants, the "Warrants"). See "Selling Securityholders" and "Plan of Distribution."


         Each Warrant entitles the holder to purchase one share of Common Stock for $5.00, subject to adjustment in certain circumstances, at any time until May 15, 2002. The Company may redeem the Warrants, at a price of $.01 per Warrant, at any time after they become exercisable on not less than 30 days' prior written notice to the warrant holders, if the last sale price of the Common Stock has been at least 165% of the then exercise price of the Warrants on 20 out of the 30 consecutive trading days ending on the third day prior to the date on which the notice of redemption is given. The Purchase Option is exercisable at $8.00 for one share of Common Stock and one Warrant, subject to adjustment.


         The Common Stock and Warrants are quoted on the Nasdaq SmallCap Market under the symbols "BFLY" and "BLFYW," respectively, and The Boston Stock Exchange under the symbols "BFL" and "BFLW," respectively. On November 25, 1998, the last sale prices per share of Common Stock and per Warrant, as reported by the Nasdaq SmallCap Market, were $10.31 and $5.31, respectively.


         The Company will not receive any proceeds from the sale of these securities, however the Company will receive the exercise price of the Warrants and the Purchase Option (assuming no exercise of the cashless exercise right contained in the Purchase Option) that are exercised. There can be no assurance that the Purchase Option or any Warrants will be exercised. See "Selling Securityholders."

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

                            -----------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -----------------


                THE DATE OF THIS PROSPECTUS IS NOVEMBER __, 1998

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. In addition, upon request such reports, proxy statements and other information will be made available for inspection and copying at the Commission's public reference facilities at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates upon request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The Registration Statement of which this Prospectus forms a part has been filed electronically through the Commission's Electronic Data Gathering Analysis and Retrieval (EDGAR) system and may be obtained through the Commission's Web site.

         The Common Stock and Warrants are traded on the Nasdaq SmallCap Market and The Boston Stock Exchange. Reports, proxy statements and other information can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006 and The Boston Stock Exchange, One Boston Place, Boston, Massachusetts 02108.

         The Company intends to furnish to its shareholders annual reports containing financial statements audited and reported on by its independent public accounting firm and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus (the "Offering"). This Prospectus does not contain all of the information set forth in the Registration Statement and in the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, reference is made to the Registration Statement, including the exhibits thereto, copies of which may be obtained at prescribed rates from the Commission at the public reference facilities maintained by the Commission. Descriptions contained in this Prospectus as to the contents of any contract or other documents filed as an exhibit to the Registration Statement are not necessarily complete and each such description is qualified by reference to such contract or documents.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed with the Commission are hereby incorporated by reference into this Prospectus:

         1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, filed with the Commission on March 28, 1998;

         2. The Company's Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 1997, filed with the Commission on April 30, 1998;

         3. The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1998, filed with the Commission on May 14, 1998;

         4. The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1998, filed with the Commission on August 10, 1998;

         5. The Company's Quarterly Report on Form 10-QSB/A for the fiscal quarter ended June 30, 1998, filed with the Commission on October 19, 1998;


         6. The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1998, filed with the Commission on November 16, 1998;

         7. The Company's Current Reports on Form 8-K dated February 2, 1998, July 2, 1998 and September 17, 1998, respectively;

         8. The description of the Common Stock and Warrants contained in the Company's Registration Statement on Form 8-A, filed with the Commission on April 22, 1997; and

         9. The description of the Common Stock, Warrants and units contained in the Company's Registration Statement on Form 8-A/A, filed with the Commission on May 6, 1997.


         Subsequent to the periods covered in certain of the documents incorporated by reference in this Prospectus, the Company discontinued operations of its golf sportswear division. Accordingly, prospective investors are cautioned to read any financial statements or Management's Discussion and Analysis or Plan of Operations contained therein in conjunction with the financial statements including the notes related thereto contained herein.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing thereof. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


         The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or verbal request of any such person, a copy of any or all of the documents which have been incorporated herein by reference, other than exhibits to such documents (unless such documents are specifically incorporated by reference to such documents). Requests for such documents should be directed by mail to: Bluefly, Inc., 42 West 39th Street, New York, 10018, Attention: Chief Financial Officer, or by telephone to (212) 944-8000.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:


         This Prospectus, including any documents that are incorporated by reference as set forth in "Incorporation of Certain Documents by Reference," contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and may contain the words "believe," "anticipate," "expect," "estimate," "project," "will be," "will continue," "will likely result," or words or phrases of similar meaning. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. The risks and uncertainties include, among others, the following: lack of operating history of Internet business; risks associated with the start-up of the Internet business; limited working capital (need for additional financing); recent losses and anticipated future losses; competition; the potential for competitors with greater resources to enter such business and the Company's lack of experience in such business; risk of litigation for sale of unauthentic or damaged goods; dependence on third parties and certain relationships; availability of merchandise; uncertain acceptance of the Company's brand; risk of capacity constraints; reliance on internally developed systems; system development risks; consumer acceptance of the Internet as a medium for purchasing apparel; the capital intensive nature of such business taking into account the need for advertising to promote a Web site; seasonality and quarterly fluctuations and the Company's ability to retain qualified personnel for the Internet business. See "Risk Factors."

                                  THE COMPANY



         On September 8, 1998, the Company publicly launched Bluefly.com, a Web site ("Bluefly.com") that offers men's, women's, and children's name brand apparel and accessories at significant discounts as well as provides information on current trends and other fashion related content. The Company is designing its online store to combine the best traditional retailing practices with innovative and convenient features made possible by the Internet. As an online commerce and content provider, the Company intends to provide a compelling and enjoyable online shopping experience that includes a broad selection of name brand products at significant discounts to retail prices, an intuitive store layout, friendly customer service, a visually pleasing environment, a liberal return policy, the convenience of shopping from home in a store that never closes, and sophisticated search technology features which will allow customers to locate quickly the items which interest them. See "Business."


         With over seven years' experience in the fashion industry, the Company is using its industry relationships, knowledge of fashion trends, and marketing skills to build what it believes will be the most comprehensive online retail store to sell off-price, name brand apparel and accessories as well as to offer fashion related content. The Company believes that the projected growth in the number of Internet users (and, in particular the number of female users), the high disposable income of today's Internet shopper, and the absence of a dominant online apparel and fashion accessory retailer have combined to create a highly favorable climate for the recent launch of Bluefly.com. See "Business."

         Certain key statistics about online commerce today and projections regarding online commerce underlie the Company's belief that a favorable climate exists for Bluefly.com. Among these projections and statistics are the following:


         o According to a July 1998 report by Discount Store News, traditional retailers of off-price apparel sold approximately $18.5 billion worth of goods in 1997. In addition, according to a 1998 study by the International Council of Shopping Centers ("ICSC"), factory outlet sales of apparel and accessories equaled $8.3 billion in 1997.

         o According to a 1996 study by Simmons Market Research, apparel and accessories has been the largest product segment of the traditional direct market channel, accounting for over $15 billion of revenues in 1996. In contrast, according to a 1997 report by Maxwell Sroge Company, the direct marketing of books accounted for only $2.75 billion of sales in 1996.

         o Based on a 1997 report by Simmons Market Research, 23% of all adults in the United States made at least one clothing purchase through remote channels in 1995.


         o According to Jupiter Communications ("Jupiter"), online purchases in the United States were $707 million and $2.6 billion in 1996 and 1997, respectively. Jupiter expects for these figures to grow to $11.9 billion in 1999 and $41.1 billion in 2002.


         o Based on a 1997 survey by Business Week, approximately 40 million people in the United States use the World Wide Web. Based on a 1997 report by Morgan Stanley, Dean Witter, Discover & Co., the number of people using the Internet is expected to grow to more than 150 million by the year 2000.

         o According to Jupiter, women spend almost three times as much as men on remote apparel purchases. Jupiter expects that the percentage of women online will grow from 38% in 1996 to 46% by the year 2000.

         o According to Jupiter, the average income of the online household exceeds that of the traditional remote purchasing household by approximately 28% ($59,000 vs. $46,000).


         Until June 1998, the Company designed, sourced and marketed a full collection of golf sportswear for men under the Pivot Rules brand name. In June 1998, the Company determined to discontinue the operations of its golf sportswear division and devote all of the Company's energy and resources to building Bluefly.com. The golf sportswear division had been operating at a loss, and despite efforts to promote the brand, orders for the sportswear collection had been significantly below the Company's business plan and even further below last year's levels.


         Bluefly, Inc., a New York corporation, was incorporated under the laws of the State of New York in 1991 as Pivot Corporation and in 1994 changed its name to Pivot Rules, Inc. and in 1998 changed its name to Bluefly, Inc. The Company's executive office is located at 42 West 39th Street, New York, New York 10018 and its telephone number is (212) 944-8000.

                                  THE OFFERING


SECURITIES OFFERED BY THE COMPANY                        2,163,000 shares of Common Stock issuable upon exercise of outstanding Warrants and Purchase Option and 150,000
                                                         Warrants issuable upon exercise of the Purchase Option. Each
                                                         Warrant entitles the holder thereof to purchase one share of
                                                         Common Stock for $5.00 per share, subject to adjustment in certain circumstances, at any time until May 15, 2002. The
                                                         Company may redeem the Warrants at a price of $.01 per
                                                         Warrant at any time after they become exercisable upon not less than 30 days' prior written notice to the warrant
                                                         holders, if the last sale price of the Common Stock has been at least 165% of the then exercise price of the Warrants on
                                                         20 out of the 30 consecutive trading days ending on the
                                                         third day prior to the date on which the notice of
                                                         redemption is given. The Purchase Option is exercisable at
                                                         $8.00 for one share of Common Stock and one Warrant, subject to adjustment.

SECURITIES OFFERED FOR RESALE BY
THE SELLING SECURITYHOLDERS                              363,000 Bridge Warrants


COMMON STOCK OUTSTANDING AS OF NOVEMBER 27,              2,724,755 shares
1998(1)
COMMON STOCK ISSUABLE UPON EXERCISE OF                   2,163,000 shares
WARRANTS AND PURCHASE OPTION
NASDAQ SYMBOLS                                           Common Stock:  BFLY
                                                         Warrants:  BFLYW
BOSTON STOCK EXCHANGE SYMBOLS                            Common Stock: BFL
                                                         Warrants:  BFLW

(1) Does not include (i) 251,725 shares of Common Stock reserved for issuance upon exercise of outstanding stock options granted under the Company's 1997 Stock Option Plan, as amended (the "Option Plan"), (ii) 248,275 shares of Common Stock reserved for issuance upon exercise of stock options which may be granted under the Option Plan, (iii) 1,500,000 shares of Common Stock reserved for issuance upon exercise of Warrants issued in connection with the Initial Public Offering, (iv) 150,000 shares of Common Stock reserved for issuance upon exercise of the Purchase Option and 150,000 shares of Common Stock reserved for issuance upon exercise of Warrants underlying the Purchase Option and (v) 363,000 shares of Common Stock reserved for issuance upon exercise of Warrants issued in connection with the Company's 1997 bridge financing.

                                  RISK FACTORS

         The purchase of the shares of Common Stock and Warrants offered hereby is speculative and involves a high degree of risk, including the risk factors described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company before making a decision to purchase the securities being offered hereby.

         LACK OF OPERATING HISTORY OF INTERNET BUSINESS. The Company initiated the planning of Bluefly.com in March 1998 and publicly launched Bluefly.com on September 8, 1998. Accordingly, the Company has little operating history upon which an evaluation of the Company's Internet business and its prospects can be based.

         START-UP RISKS. The Company expects to incur significant expenditures in connection with its newly established Internet business. The Company anticipates substantial expenses associated with establishment, expansion and maintenance of Bluefly.com. These expenses include advertising and marketing expenses which are necessary to attract a high volume of traffic on Bluefly.com. The Company believes that the division's success will depend in large part on its ability to (i) attract customers to Bluefly.com, (ii) provide its customers with outstanding value and a superior shopping experience, (iii) achieve sufficient sales volume to realize economies of scale, and (iv) successfully coordinate the fulfillment and service of customer orders. There can be no assurance that any of these objectives will be achieved.

         LIMITED WORKING CAPITAL; NEED FOR ADDITIONAL FINANCING. To date, the Company has obtained working capital through its Initial Public Offering, cash flow from operations, private financing, and a letter of credit agreement ("Letter of Credit Agreement") and Retail Collection Factoring Agreement ("Factoring Agreement"), each dated April 28, 1992 and amended November 14, 1997 with Heller Financial, Inc. ("Heller"), to whom the Company has granted a senior security interest in substantially all of its assets. The Company anticipates, based on current plans and assumptions relating to its operations, that the proceeds of the Initial Public Offering, together with existing resources and cash generated from operations, should be sufficient to satisfy the Company's contemplated cash requirements for only approximately 7 months after the date of this Prospectus. Moreover, there can be no assurance that the Company will not require additional financing during such 7-month period. The Company's current borrowing arrangements substantially limit the Company's flexibility in obtaining additional financing. Proceeds from the exercise of the Warrants and the Purchase Option could be a source of capital, although, there can be no assurance of any such exercise. Under the terms of the Factoring Agreement, Heller is not obligated to make any funds available to the Company and any letter of credit provided under the Letter of Credit Agreement will be provided at the discretion and on terms satisfactory to Heller. In addition, as a result of the discontinuation of the golf sportswear division, the Company anticipates that it will have factored receivables only through December 1998. Borrowings thereafter would require a renegotiation of both the Factoring Agreement and the Letter of Credit Agreement with the Company's factor. There can be no assurance that such agreements can be attained.

         The Company intends to seek additional debt and/or equity financing through a public offering, private placement or otherwise to the extent there are no proceeds from the exercise of the Warrants and the Purhase Option, such proceeds are insufficient or the Company otherwise deems it necessary or appropriate to raise additional capital. There can be no assurance that any additional financing or other sources of capital will be available to the Company upon acceptable terms, if at all. The inability to obtain additional financing when needed would have a material adverse effect on the Company's business, financial condition and operating results and raise substantial doubt about the Company's ability to continue as a going concern.

         RECENT LOSSES; ANTICIPATED FUTURE LOSSES. Although the Company was profitable in 1992, 1993, 1994 and 1996, it incurred a net loss of approximately $381,000 in 1997 and a net loss of approximately $208,000 in 1995. For the nine months ended September 30, 1998, the Company incurred total net losses of $2,419,000, of which $1,270,000 related to losses from continuing operations. Included in the losses from continuing operations were $327,000 of start-up expenses and $242,000 in expenses relating to the research and development of the Web site. The Company anticipates that losses will continue for the foreseeable future as it incurs start-up expenses and expends substantial amounts on the development of Bluefly.com and marketing and advertising to build recognition and market share for Bluefly.com.

         COMPETITION. Electronic commerce generally and the online retail apparel and fashion accessories market is new, rapidly changing and intensely competitive. The Company's competition for online customers comes from a variety of sources including, existing land-based retailers such as The Gap, Inc. (the "Gap"), Lands' End, J. Crew Group, Inc., Nordstrom, Inc. and the Macy's division of Federated Department Stores, Inc. ("Macy's") which are using the Internet to grow their businesses and less established companies such as Visionary Content Management Corp. ("Visionary"), Deal-A-Day, Inc., Delias, Inc., and Designeroutlet.com, which are building their brands online. In addition, the Company's competition for customers comes from traditional direct marketers such as L.L. Bean, Inc. ("L.L. Bean") and Spiegel, Inc. ("Spiegel's"), television direct marketers such as QVC, Inc. ("QVC") as well as land-based retail stores such as Dillard's, Inc., T.J. Maxx and Loehmanns, Inc. ("Loehmanns") which may or may not use the Internet to grow their customer base. The Company also competes with other direct marketers and television direct marketers with respect to its accessory products such as bedding and cosmetics. The Company expects its competition to intensify, and believes that the list of competitors will grow as apparel and fashion accessory designers begin to use the Internet as a medium to sell directly to customers. Many of the Company's competitors and potential competitors have longer operating histories, larger customer bases, greater brand name recognition and significantly greater financial, marketing and other resources than the Company. Certain of the Company's competitors may be able to secure merchandise from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to Web site and systems development than the Company. There can be no assurance that the Company will be able to compete successfully against competitors and future competitors, and competitive pressures faced by the Company may have a material adverse effect on the Company's business, prospects, financial condition and results of operations. See "Business -Competition."

         POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS. The Warrants may be redeemed by the Company at any time after they become exercisable for a redemption price of $.01 per Warrant on not less than 30 days' prior written notice if the last sale price of the Common Stock has been at least 165% of the then exercise price of the Warrants on 20 out of the 30 consecutive trading days ending on the third day prior to the day on which such notice is given. Notice of a redemption of the Warrants could force the holders thereof to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, to sell the Warrants at the current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price which would be substantially less than the market value of the Warrants at the time of redemption. As of November 25, 1998, the last sale price per share of Common Stock was $10.31 and has been in excess of 165% of the exercise price of the Warrants for 5 consecutive trading days as of such date.

         RISK OF LITIGATION. The Company sells only authentic, high quality name brand products and has instituted procedures to insure that no counterfeit or damaged goods be sold through Bluefly.com. While the Company believes that these procedures will be effective, the possibility for error exists and therefore the Company faces potential liability for the sale of unauthentic or damaged goods.

         DEPENDENCE ON THIRD PARTIES AND CERTAIN RELATIONSHIPS. The Company will be heavily dependent upon its relationships with its fulfillment and call center customer service operations as well as delivery companies like United Parcel Service of America, Inc. to service its customers needs. The Company's business is also generally dependent upon it ability to obtain the services of programmers and Web site designers and other persons and entities necessary for the development and maintenance of Bluefly.com. The failure of the Company to obtain the services of any such person or entities on satisfactory terms, if at all, or the loss of any such relationship could have a material adverse impact on the Company's business, prospects, financial condition and results of operations.

         AVAILABILITY OF MERCHANDISE. Although the Company believes it can establish relationships with vendors which will offer competitive sources of name brand apparel and fashion accessories for Bluefly.com, there can be no assurance that the Company will be able to obtain the quantity, selection or brand quality of items which management believes is necessary. The Company has no long-term contracts or arrangements with any of its suppliers that guarantee the availability of merchandise or the continuation of particular pricing practices. The Company's contracts with its suppliers typically do not restrict such suppliers from selling products to other buyers. There can be no assurance that the Company's current suppliers will continue to sell products to the Company on current terms or that the Company will be able to establish new or otherwise extend current supply relationships to ensure acquisitions of product in a timely and efficient manner and on acceptable commercial terms. The ability of the Company to partner with reputable suppliers, obtain high quality merchandise from those suppliers and the ability of the suppliers to produce, stock and deliver high quality products to the Company's customers is critical to the Company's success. If the Company is unable to satisfy any of these elements or is unable to develop and maintain relationships with suppliers that would allow it to obtain a sufficient variety and quantity of quality merchandise on acceptable commercial terms, its business, prospects, financial condition and results of operation would be materially, adversely affected. See "Business--Supply Management and Automated Fulfillment Process."

         UNCERTAIN ACCEPTANCE OF BRAND; RISKS ASSOCIATED WITH NAME CHANGE. The Company believes that establishing, maintaining and enhancing its brand is a critical aspect of its efforts to attract and expand its online traffic. The number of Internet sites that offer competing services, many of which already have well-established brands in online services or the retail apparel industry generally, increase the importance of establishing and maintaining brand name recognition. Promotion of Bluefly.com will depend largely on the Company's success in providing a high-quality online experience supported by a high level of customer service, which cannot be assured. To help brand Bluefly.com and better reflect the changed business of the Company, the Company changed its name from Pivot Rules, Inc. to Bluefly, Inc. on October 29, 1998. The Company has expended substantial resources in establishing brand recognition of the Company's former name and the change in its name adds to its start-up risks.
In addition, to attract and retain online users, and to promote and maintain Bluefly.com in response to competitive pressures, the Company may find it necessary to increase substantially its financial commitment to creating and maintaining a strong brand loyalty among customers. This will require significant expenditures on advertising and marketing. If the Company is unable to provide high-quality online services or customer support, or otherwise fails to promote and maintain Bluefly.com, or if the Company incurs excessive expenses in an attempt to promote and maintain Bluefly.com, the Company's business, prospects, financial condition and results of operations would be materially adversely affected.

         The Company's future success, and in particular its revenues and operating results, depends upon its ability to successfully execute several key aspects of its business plan. The Company must continually increase the dollar volume of transactions booked through Bluefly.com, either by generating significantly higher and continuously increasing levels of traffic to Bluefly.com or by increasing the percentage of visitors to its online sites who purchase products, or through some combination thereof. The Company must also achieve a high level of repeat purchasers. In addition, the Company must deliver a high level of customer service and compelling content. Although the Company has established relationships with America Online, Inc. and Lycos, Inc. ("Lycos") and with other portal companies, there can be no assurance that these strategies will be effective in increasing the dollar volume of products purchased through Bluefly.com, increasing traffic to Bluefly.com, increasing the percentage of visitors who purchase products or increasing the number of repeat purchasers. The failure to do one or more of the foregoing would likely have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

         RISK OF CAPACITY CONSTRAINTS; RELIANCE ON INTERNALLY DEVELOPED SYSTEMS; SYSTEM DEVELOPMENT RISKS. A key element of the Company's strategy is to generate a high volume of traffic on, and use of, Bluefly.com. Accordingly, the satisfactory performance, reliability and availability of Bluefly.com, transaction-processing systems and network infrastructure are critical to the Company's reputation and its ability to attract and retain customers, as well as maintain adequate customer service levels. The Company's revenues will depend on the number of visitors who shop on Bluefly.com and the volume of orders it will fulfill. Any system interruptions that result in the unavailability of Bluefly.com or reduced order fulfillment performance would reduce the volume of goods sold and the attractiveness of the Company's product and service offerings and could also adversely affect consumer perception of the Company and the Pivot Rules brand name. The Company may experience periodic system interruptions from time to time. Any substantial increase in the volume of traffic on Bluefly.com or the number of orders placed by customers will require the Company to expand and upgrade further its technology, transaction-processing systems and network infrastructure. There can be no assurance that the Company will be able to accurately project the rate or timing of increases, if any, in the use of Bluefly.com or expand and upgrade its systems and infrastructure to accommodate such increases on a timely basis.

         INFRASTRUCTURE NECESSARY TO SUPPORT EXPLOSIVE GROWTH OF INTERNET. The Internet and other online services may not be accepted as a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. To the extent that the Internet and other online services continue to experience significant growth in the number of users, their frequency of use or an increase in their bandwidth requirements, there can be no assurance that the infrastructure for the Internet and other online services will be able to support the demands placed upon them. In addition, the Internet or other online services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet or other online service activity, or due to increased governmental regulation. Changes in or insufficient availability of telecommunications services to support the Internet or other online services also could result in slower response times and adversely affect usage of the Internet and other online services generally and Bluefly.com in particular. If use of the Internet and other online services does not continue to grow or grows more slowly than expected, if the infrastructure for the Internet and other online services does not effectively support growth that may occur, or if the Internet and other online services do not become a viable commercial marketplace, the Company's business, prospects, financial condition and results of operations would be materially adversely affected.

         RAPID TECHNOLOGICAL CHANGE. To remain competitive, the Company must continue to enhance and improve the responsiveness, functionality and features of Bluefly.com. The online commerce industry is characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render Bluefly.com and proprietary technology and systems obsolete. The Company's future success will depend, in part, on its ability to license leading technologies useful in its business, enhance its existing services, develop new services and technologies that address the increasingly sophisticated and varied needs of its prospective customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of a Web site and other proprietary technology entails significant technical and business risks. There can be no assurance that the Company will successfully use new technologies effectively or adapt Bluefly.com, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. If the Company is unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, its business, prospects, financial condition and results of operations would be materially adversely affected.


         DEPENDENCE ON CONTINUED GROWTH OF ONLINE COMMERCE. The Company's future revenues and any future profits will be dependent upon the widespread acceptance and use of the Internet and other online services as an effective medium of commerce by consumers. Rapid growth in the use of and interest in the Web, the Internet and other online services is a recent phenomenon, and there can be no assurance that acceptance and use will continue to develop or that a sufficiently broad base of consumers will adopt, and continue to use, the Internet and other online services as a medium of commerce and, in particular, online apparel commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty and there exist few proven services and products. The Company relies, and will continue to rely, on consumers who have historically used traditional means of commerce to purchase merchandise. For the Company to be successful, these consumers must accept and utilize novel ways of conducting business and exchanging information.

         UNCERTAIN ABILITY TO OBTAIN AND PROTECT PROPRIETARY INFORMATION. The Company regards its intellectual property as critical to its success, and relies on trademark, copyright, and trade secret protection to protect its proprietary rights. The Company is pursuing the registration of its service marks in the United States and abroad. Effective trademark, copyright and trade secret protection may not be available in every country in which the Company's products will be available. The Company intends to effect appropriate registrations internationally and domestically as its operations expand. There can be no assurance that the United States or foreign jurisdictions will afford the Company any protection for its intellectual property. There also can be no assurance that any intellectual property right of the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide any competitive advantage. The Company could also incur substantial costs in asserting its intellectual property or proprietary rights against others, including any such rights obtained from third parties, and/or defending any infringement suits brought against the Company.

         Although the Company has entered into confidentiality and invention agreements with many of its employees and consultants, there can be no assurance that such agreements will be honored or that the Company will be able to protect its rights to its unpatented trade secrets and know-how effectively. Moreover, there can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets and know-how. In addition, the Company may be required to obtain licenses to certain intellectual property or other proprietary rights from third parties. There can be no assurance that any such licenses or proprietary rights would be made available under acceptable terms, if at all. If the Company does not obtain required licenses or proprietary rights, it could encounter delays in product development or find that the development or sale of products requiring such licenses could be foreclosed.

         YEAR 2000 ISSUES. The Company will be interacting with certain computer programs in connection with credit card transactions, fulfillment operations, and programs used by the Company's vendors and suppliers. These programs may refer to annual dates only by the last two digits (e.g., "97" for "1997"), and could lose functionality in the Year 2000. While the Company believes that its significant business, accounting and operations software are Year 2000 compliant ("Compliant"), the Company cannot guarantee that all of the other companies with which the Company interacts has taken the Year 2000 problem into account or has otherwise updated their programs. In the event that the companies with which it interacts are unable to certify that they will be Compliant by early 1999 or if such companies are unable to certify that their failure to be Year 2000 compliant will not adversely affect the Company, the Company will be reviewing its alternatives with respect to other companies. There can be no assurance that the Company will be able to find other companies with which to interact which are acceptable to the Company. In addition, although the Company believes it is adequately addressing its Year 2000 issues, there can be no assurance that unanticipated or undiscovered compliance problems with regard to the Company or the companies with which it interacts will not have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

         ONLINE COMMERCE SECURITY RISKS. A fundamental requirement for online commerce and communications is the secure transmission of confidential information over public networks. The Company relies on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers. In addition, the Company intends to maintain an extensive confidential database of customer profiles and transaction information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the algorithms used by the Company to protect customer transaction and personal data contained in the Company's customer database. If any such compromise of the Company's security were to occur, it could have a material adverse effect on the Company's reputation, business, operating results and financial condition. A party who is able to circumvent the Company's security measures could misappropriate proprietary information or cause interruptions in the Company's operations. The Company may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Concerns over the security of transactions conducted on the Internet and commercial online services and the privacy of users may also inhibit the growth of the Internet and commercial online services, especially as a means of conducting commercial transactions. To the extent that activities of the Company or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers or other personal information, security breaches could expose the Company to a risk of loss or litigation and possible liability. There can be no assurance that the Company's security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Technology."

         UNCERTAINTIES IN APPAREL MARKET; UNEXPECTED CHANGES IN FASHION TRENDS. The apparel industry historically has been subject to substantial cyclical variations. The Company and other apparel vendors rely on the expenditure of discretionary income for most, if not all, of their sales. Any downturn, whether real or perceived, in economic conditions or prospects could adversely affect consumer spending habits and the Company's business, financial condition and operating results. Fashion trends can change rapidly, and the Company's business is sensitive to such changes. There can be no assurance that the Company will accurately anticipate shifts in fashion trends and adjust its merchandise mix to appeal to changing consumer tastes in a timely manner. If the Company misjudges the market for its products or is unsuccessful in responding to changes in fashion trends or in market demand, the Company could experience insufficient or excess inventory levels or higher markdowns, either of which would have a material adverse effect on the Company's business, financial condition and results of operations.


         RISKS ASSOCIATED WITH ENTRY INTO NEW BUSINESS AREAS. The Company has commenced offerings of additional product categories such as bedding and jewelry. The Company may choose to expand its operations by developing new Web sites, promoting new or complementary products or sales formats, expanding the breadth and depth of products and services offered, expanding its market presence through relationships with third parties or adopting non-Internet based channels for distributing its products. Expansion of the Company's operations in this manner would require significant additional expenses and development, operations and editorial resources and would strain the Company's management, financial and operational resources. Although it has no present understanding, commitments or agreements with respect to any material acquisitions or investments, the Company may pursue the acquisition of new or complementary businesses, products or technologies. There can be no assurance that the Company would be able to expand its efforts and operations in a cost-effective or timely manner or that any such efforts would increase overall market acceptance. Furthermore, any new business or Web site (including Bluefly.com) launched by the Company that is not favorably received by consumer or trade customers could damage the Company's reputation. The lack of market acceptance of such efforts or the Company's inability to generate satisfactory revenues from such expanded services or products could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

         GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES. The Company is not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to online commerce. However, it is possible that a number of laws and regulations may be adopted with respect to the Internet and other online services. Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for the Company's products and services and increase the Company's cost of doing business, or otherwise have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

         Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sale and other taxes, libel and personal privacy is uncertain and may take years to resolve. For example, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject the Company to additional state sales and income taxes. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to the Company's business, or the application of existing laws and regulations to the Internet and online commerce could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. For example, major U.S.-based online services (and personnel) have been challenged by German authorities for making certain content accessible in Germany. If the Company were alleged to have violated federal, state or foreign, civil or criminal law, even if the Company could successfully defend such claims, it could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

         SALES AND OTHER TAXES. The Company does not currently collect sales or other similar taxes in respect of shipments of goods into states other than Massachusetts and New York. However, one or more states may seek to impose sales tax collection obligations on out-of-state companies such as the Company which engage in online commerce. In addition, any new operation in states outside Massachusetts and New York could subject shipments into such states to state sales taxes under current or future laws. A successful assertion by one or more states or any foreign country that the Company should collect sales or other taxes on the sale of merchandise could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

         RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS. The Company is planning an international sales effort. International sales are subject to inherent risks, including unexpected changes in regulatory requirements and tariffs, difficulties in staffing and managing foreign operations, longer payment cycles, greater difficulty in accounts receivable collection, potentially adverse tax consequences, price controls or other restrictions on foreign currency and difficulties in obtaining export and import licenses. To the extent the Company's dependence on revenues from international sales exists, a material adverse effect on the Company's international business could materially and adversely affect the Company's business, financial condition and results of operations as a whole. In particular, gains and losses on the conversion of foreign payments into U.S. dollars may contribute to fluctuations in the Company's results of operations and fluctuating exchange rates could cause reduced gross revenues and/or gross margins from dollar-denominated international sales. Although the Company has not experienced any material adverse impact to date from fluctuations in foreign currencies, there can be no assurance that the Company will not experience a material adverse impact on its financial condition and results of operations from fluctuations in foreign currencies in the future.


         SEASONALITY AND QUARTERLY FLUCTUATIONS; COST OF RETURNS. Historically, the Company's sales and operating results in its retail division fluctuate by quarter, with most sales occurring in the Company's second and fourth quarters. The Company expects to experience significant fluctuations in its future quarterly operating results due to the establishment of Bluefly.com. The Company expects that its Internet business will be subject to seasonal fluctuations affecting apparel vendors generally as well as to the slowdown of Internet usage during the summer months. The Company recognizes that remote purchases of apparel and fashion accessories may be subject to higher return rates than traditional store bought merchandise. The Company has established a liberal return policy in order to accommodate its customers and overcome any hesitancy they may have with remote purchasing. In the event that return rates are higher than expected, the Company's business, prospects, financial condition and results of operations could be materially adversely affected.


         MANAGEMENT OF POTENTIAL GROWTH. The Company intends to expand its Internet operations substantially. This expansion may place a significant strain on the Company's management, operations and financial resources. To manage the expected growth of its operations and personnel, the Company will be required to improve existing, and implement new, transaction-processing, operational and financial systems, procedures and controls. The Company may also be required to expand its finance, marketing, administrative and operations staff. Further, the Company's management will be required to maintain and expand its relationships with various manufacturers, distributors, freight companies, fulfillment and customer service entities, other Web sites and other third parties necessary to the Company's operations. There can be no assurance that the Company's current and planned personnel, systems, procedures and controls will be adequate to support the Company's future operations, that management will be able to hire, train, retain, motivate and manage required personnel or that the Company's management will be able to successfully identify, manage and exploit existing and potential market opportunities. If the Company is unable to manage growth effectively, its business, prospects, financial condition and results of operations would be materially adversely affected.

         DEPENDENCE ON KEY PERSONNEL. The Company believes its success will depend to a significant extent on the efforts and abilities of E. Kenneth Seiff, its Chief Executive Officer. The Company has entered into an employment agreement with Mr. Seiff which expires on January 1, 2000. The loss of the services of Mr. Seiff could have a material adverse effect on the Company. The Company maintains a $1.2 million key person life insurance policy on the life of Mr. Seiff. The Company's operations will also depend to a great extent on the Company's ability to attract new key personnel with Internet experience and retain existing key personnel in the future. The Company's failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

         LIABILITY FOR INTERNET CONTENT. As a distributor of Internet content, the Company faces potential liability for negligence, copyright, patent, trademark, defamation, indecency and other claims based on the nature and content of the materials that it broadcasts. Such claims have been brought, and sometimes successfully pressed, against Internet content distributors. In addition, the Company could be exposed to liability with respect to the content or unauthorized duplication or broadcast of content. Although the

Company maintains general liability insurance, the Company's insurance may not cover potential claims of this type or may not be adequate to indemnify the Company for all liability that may be imposed. In addition, although the Company intends to generally require its content providers to indemnify the Company for such liability, such indemnification may be inadequate. Any imposition of liability that is not covered by insurance, is in excess of insurance coverage or is not covered by an indemnification by a content provider could have a material adverse effect on the Company's business, financial condition and results of operations.

         DIVIDENDS UNLIKELY. The Company has never declared or paid cash dividends on the Common Stock and does not intend to pay such dividends in the foreseeable future. The payment of dividends in the future will be at the discretion of the Company's Board of Directors.

         NO ASSURANCE OF PUBLIC MARKET. Although the Common Stock and Warrants are quoted on the Nasdaq SmallCap Market and The Boston Stock Exchange, there can be no assurance that the Company will, in the future, be able to meet all requirements for continued quotation thereon. In the absence of an active trading market or if such securities cannot be traded on the Nasdaq SmallCap Market or The Boston Stock Exchange, the securities could instead be traded on the Electronic Bulletin Board or in the "Pink Sheets." In such event, the liquidity and stock price of such securities in the secondary market may be adversely affected. In addition, in the event such securities are delisted, broker-dealers have certain regulatory burdens imposed upon them which may discourage broker-dealers from effecting transactions in such securities, further limiting the liquidity of such securities.

         SHARES ELIGIBLE FOR FUTURE SALE. As of November 27, 1998, the Company has 2,724,755 shares of Common Stock outstanding. 1,179,645 shares are "Restricted Securities," as that term is defined under Rule 144 promulgated under the Securities Act. The Company is unable to predict the effect that sales made under Rule 144 or otherwise may have on the market price of the Common Stock or Warrants prevailing at the time of any such sales.

         CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE WARRANTS. The Company will be able to issue shares of Common Stock upon exercise of the Warrants only if such Common Stock is qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various holders of the Warrants reside. The Company has undertaken to file and keep current a prospectus which will permit the purchase and sale of the Purchase Warrants and the Common Stock underlying the Warrants, but there can be no assurance that the Company will be able to do so. Although the Company intends to seek to qualify for sale the shares of Common Stock underlying the Warrants in those States in which the securities are to be offered, no assurance can be given that such qualification will occur. The Warrants may be deprived of any value and the market for the Warrants may be limited if a current prospectus covering the Common Stock issuable upon the exercise of the Warrants is not kept effective or if such Common Stock is not qualified or exempt from qualification in the jurisdiction in which the holders of the Warrants then reside.

         EFFECT OF OUTSTANDING WARRANTS AND OPTIONS. As of November 27, 1998, there were outstanding options to purchase 251,725 shares of Common Stock issued under the Option Plan, approximately 90,000 shares of which are vested. The exercise of such outstanding options, the Warrants and the Purchase Option (and the Warrants included therein) will dilute the then-existing shareholders' percentage ownership of the Company's stock, and any sales in the public market of Common Stock underlying such securities could adversely affect prevailing market prices for the Common Stock. Moreover, the terms upon which the Company would be able to obtain additional equity capital could be adversely affected since the holders of such securities can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided by such securities. In addition, the Company has granted certain demand and piggyback registration rights to the Representative with respect to the securities issuable upon exercise of the Purchase Option, as well as granted registration rights to Kaufman Patricof Enterprises, Inc. ("KPE") with respect to the shares of Common Stock issued to KPE.

         ANTI-TAKEOVER MATTERS; POTENTIAL ADVERSE EFFECT OF FUTURE ISSUANCES OF AUTHORIZED PREFERRED STOCK. The Company's Restated Certificate of Incorporation ("Restated Certificate") and by-laws, as amended and restated ("Restated By-Laws"), contain certain provisions that may delay, defer or prevent a takeover of the Company. The Company's Board of Directors have the authority to issue up to 2,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"), and to determine the price, rights, preferences and restrictions, including voting rights, of those shares, without any further vote or action by the shareholders. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Stock, for any reason and at any time, with such rates of dividends, redemption provisions, liquidation preferences, voting rights, conversion privileges and other characteristics as the Board of Directors may deem necessary. The rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. In addition, the Restated Certificate and Restated By-Laws include provisions establishing a classified Board of Directors.

         LIMITED LIABILITY OF DIRECTORS. As permitted by the Business Corporation Law of the State of New York ("BCL"), the Restated Certificate limits the personal liability of a director to the Company and its shareholders for monetary damages for breach of duty as a director except in certain circumstances. Accordingly, except in such circumstances, the Company's directors will not be liable to the Company or its shareholders for breach of such duty.

                                    BUSINESS

GENERAL


         On September 8, 1998, the Company publicly launched Bluefly.com, a Web site through which it offers men's, women's and children's named brand apparel and accessories at significant discounts as well as provides information on current trends and other fashion related content. In view of the millions of consumers who have already purchased apparel and accessories remotely through traditional print catalogs and even television, the size of the traditional off-price apparel market and the logistical and economic barriers to direct marketing excess and end-of-season apparel and accessories offline, the Company believes a significant market opportunity exists to sell off-price apparel and accessories via the Internet. See "Risk Factors -- Dependence on Continued Growth of Online Commerce."

         According to Discount Store News, traditional retailers of off-price apparel such as T.J. Maxx, Marshalls, Inc. ("Marshalls") and Loehmanns sold approximately $18.5 billion worth of goods in 1997. In addition, ICSC found that factory outlet sales of apparel and accessories equaled $8.3 billion in 1997. The Company believes that this $26.8 billion market has generally failed to address a number of consumer needs, including convenience and customer service. The Company further believes that this industry has grown, in part, because no better alternative exists.


         The Company has designed its online outlet store to combine the best traditional retailing practices with innovative and convenient features made possible by the Internet. As an online commerce and content provider, the Company intends to provide a compelling and enjoyable online shopping experience that includes a broad selection of name brand products at significant discounts to retail prices, an intuitive store layout, friendly customer service, a visually pleasing environment, a liberal return policy, the convenience of shopping from home in a store that never closes, and sophisticated search technology features which will allow customers to locate quickly the items which interest them. See "Risk Factors -- Start-up Risks."


         The Company plans to capitalize on technology and the Internet to pioneer the direct-to-customer, name brand discount price apparel market. The Company believes that its use of state-of-the-art technology and implementation of automation systems will permit consumers, customer service employees, management, and administrative personnel to access information and manage data in an effective and efficient manner. Moreover, the Company believes that its use of technology will allow it to integrate seamlessly with its fulfillment and call centers, reduce inefficiencies in customer service and transaction processing, and allow for a user friendly Web site that can offer a personalized shopping experience for today's busy shopper. See "Risk Factors -- Rapid Technological Change."

         To date, the Company is not aware of any other business which has devoted substantial resources to developing and promoting the direct-to-consumer market for off-price name brand apparel and accessories. This could be because, until recently, no medium existed that could accommodate both a high volume of traffic and the logistical infrastructure necessary to sell end-of-season and excess apparel inventory directly to customers in an efficient and economical manner.

         The direct marketing of excess inventory and end-of-season apparel requires a cost effective medium that is capable of displaying a large number of products, many of which are in limited supply and some of which are neither available in all sizes nor easily replenished. Print catalogs are not well suited to this task. The paper, printing, mailing, and other production costs of a print catalog can be significant. To support these costs, a traditional cataloger requires products that are available in a full range of sizes and in substantial quantities. Similarly, television is a costly medium which requires substantial quantities of products that are available in a full size scale in order for it to be an economical medium.

         The Internet, however, is a far less expensive and, in many ways, more effective medium. Utilizing the Internet, the Company can display an almost limitless number of items to a global audience without the high costs of printing and mailing. With the Internet, the Company can easily update product images as new products arrive and other items sellout. By integrating a sophisticated relational database with the power of the Internet, the Company will be able to create a personalized shopping environment and allow its customers to search for the products that interest them. Accordingly, the Company believes that the Internet is a medium which will permit it to market its products globally and in a cost-effective manner. See "Risk Factors -- Rapid Technological Change" and "Risk Factors -- Competition."

INDUSTRY BACKGROUND

Traditional Direct Marketing and the Growth of Online Commerce

         The direct marketing industry is a well established, $100 billion dollar component of the U.S. retail economy. According to a 1997 report by Simmons Market Research, in 1996, 131 million U.S. adults purchased at least one item by phone or mail. Companies like L.L. Bean, Spiegel's, and Lands' End have established the print catalog as a vehicle through which customers purchase goods and services from the convenience of their home or office. In the past decade, companies like QVC and Home Shopping Network, Inc. have applied the same principles to the medium of television and created a new, multi-billion dollar industry. Today, the Internet represents a new, global avenue for the direct marketing industry to exploit.

         The Internet is a collection of thousands of computer networks and millions of computer connections that enables individuals, businesses and institutions to access and share information on a worldwide basis. The Internet's growth has, by most measures, been astounding. According to Business Week, in December of 1994, there were an estimated one million users of the World Wide Web, the graphical portion of the Internet. By 1997, according to Business Week, this number grew to approximately 40 million in the United States alone. With advances in technology driving a significant reduction in the cost of personal computers, the introduction of less expensive access devices like "Web TV," and the mass incorporation of Internet technology by governments, schools and businesses, it is expected that the number of people using the World Wide Web will expand dramatically in the coming years. In this regard, Morgan Stanley, Dean Witter, Discover & Co. has predicted that by the year 2000 more than 150 million people will use the Internet. See "Risk Factors -- Dependence on Continued Growth of Online Commerce."

         As the number of Internet users grows, it is expected that increasingly more businesses will seek to use this medium as a vehicle for selling goods and services. One significant factor propelling this trend is that online households have significantly higher income levels than households without Internet access. According to Jupiter, the average income of the online household exceeds that of the traditional remote purchasing household by approximately 28% ($59,000 vs. $46,000), indicating greater disposable income and spending power among the online audience.

         Jupiter estimates that in 1996 $707 million was spent in online purchases and that in 1997 this figure grew to $2.6 billion. A fall/winter 1997 CommerceNet/Nielsen study found that 10 million Web users in the United States and Canada (about 16 percent of all Internet users in North America) have actually purchased some item on the Web, up from 7.4 million six months earlier. According to Jupiter, online sales in the United States are expected to grow to $11.9 billion in 1999 and $41.1 billion in 2002. The success of companies like Amazon.com, Inc., CDnow, Inc. and OnSale, Inc. indicate that individuals are willing to purchase goods and services via the Internet. The Company believes that the sale of apparel and accessories will constitute a meaningful market and a significant portion of Internet sales in the future. See "Risk Factors -- Dependence on Continued Growth of Online Commerce."


The Online Apparel Opportunity

         To date, according to Simmons Market Research, apparel and accessories has been the largest product segment of the traditional direct marketing channel, accounting for over $15 billion of revenues in 1996. According to Simmons Market Research, nearly 23% of all adults in the United States made at least one clothing purchase through remote channels in 1995. In the catalog industry, according to a 1997 report by the Direct Marketing Association, for example, apparel and accessories represented approximately 34% of the industry's $48 billion of consumer sales in 1996. In contrast, according to Maxwell Sroge Company, the direct marketing of books accounted for only $2.75 billion of sales in 1996. The magnitude of the apparel and accessories direct-to-consumer market and the success of companies like J. Crew Group, Inc. ("J. Crew"), Lands' End, and Victoria's Secret Stores, Inc. are perhaps the best evidence that people are prepared to purchase clothing and accessories remotely, despite the fact that no catalog can convey the tactile element of clothing or provide a fitting room in which consumers can try on clothing.


         While online clothing and accessory purchases accounted for only $103 million in 1997, Jupiter is forecasting that this figure will grow to $641 million in 1999 and $2.8 billion in 2002. This represents a compounded annual growth rate in excess of 94%. The Company believes that the market for online sales of apparel is benefiting disproportionately from a confluence of trends.

         In 1996, women comprised 38% of the online population. According to Jupiter, by 2000, it is expected that women will represent 46% of the online population. Since women, according to Jupiter, spend almost three times as much as men on the remote purchase of apparel, the Company believes that the increasing number of women online is likely to fuel the growth of online apparel sales. In addition, as the online audience expands from technology savvy pioneers to include mainstream consumers, demand for online goods and services should more closely mimic the general population's demands. In light of these factors, Jupiter projects that the apparel category will be the fastest growing product category online between 1998 and 2002.

The Market for Off-Price Apparel

         According to Discount Store News, traditional retailers of off-price apparel such as T.J. Maxx, Marshalls and Loehmanns sold approximately $18.5 billion dollars worth of goods in 1997. In addition, the International Council of Shopping Centers found that factory outlet sales of apparel and accessories equaled $8.3 billion dollars in 1997. The Company believes that this $26.8 billion dollar market has generally failed to address a number of consumer needs including convenience and customer service. The Company believes that this industry has grown, in part, because no better alternative exists.

         By offering competitively priced products in a more convenient format with a higher level of customer service, the Company intends to provide a meaningful alternative to the consumer and revolutionize the off-price apparel industry. By offering name brand products at significant discounts, a money back guaranteed 90 day no-questions-asked return policy, a high level of service and the convenience of 24/7 shopping, the Company believes that it can provide an attractive alternative way for consumers to shop for apparel and fashion accessories. See "Risk Factors -- Uncertain Acceptance of Brand; Risks Associated with Name Change."

THE BLUEFLY APPROACH


         Taking into account such factors as the significant size of the traditional off-price apparel and accessory market, the absence of a dominant online competitor, the propensity of Internet shoppers to respond to bargains, and the lack of customer service provided by existing offline retailers, the Company has decided to focus its attention on the off-price segment of the online apparel market. The Company offers a full range of product categories, including bedding, blazers, cosmetics, dresses, hats, jewelry, outerwear, pants, shirts, skirts, socks, sweaters, sweatshirts, ties, underwear and watches. In addition, because today's high-income Internet users have sophisticated tastes, the Company offers the name brand apparel and accessories which match their interests. See "Risk Factors -- Uncertainties in Apparel Market; Unexpected Changes in Fashion Trends."


         The Company plans to leverage technology and the Internet to pioneer what it believes will be a significant new market, the direct-to-customer market for discounted name brand apparel and accessories. As an online commerce and content provider, the Company intends to provide a compelling and enjoyable online shopping experience that includes:

         o        significant discounts to retail prices
         o        a broad and well merchandised selection of name brand products
         o the convenience of shopping from home in a store that never closes
         o        friendly and available customer service
         o a personalized shopping experience which will enable customers to quickly find the items which interest them
         o        a visually pleasing environment
         o        an intuitive store layout, and
         o        a liberal return policy.


         The Company is designing its online store to combine the best traditional retailing practices with innovative and convenient features made possible by the Internet. In addition, the Company plans to include tips on fashion trends and other fashion related content in an effort to become the definitive off-price apparel and fashion accessory site on the Web.

         The following are a few of the key components of the Company's business model:

Significant Discounts


         The Company offers customers discounts of between 25% and 75% off comparable retail prices. The Company believes that it is able to offer discounts of this magnitude by purchasing effectively and by eliminating many of the significant overhead costs necessary to operate either a retail store or traditional print catalog, including the rent and attendant personnel expenses of a retail store and the printing and mailing costs of a cataloger. The Company intends to purchase excess inventory and end-of-season goods and place bulk orders in order to gain a competitive sourcing advantage. The Company believes that its discount prices coupled with a wide selection of quality, name brand products will create compelling reasons for customers to shop at Bluefly.com. See "Risk Factors -- Lack of Operating History of Internet Business."


Breadth of Product Selection


         Bluefly.com showcases men's, women's and children's apparel as well as fashion and home accessories. The Company offers most major product categories, including bedding, blazers, cosmetics, dresses, hats, jewelry, outerwear, pants, shirts, skirts, socks, sweaters, sweatshirts, ties, underwear and watches. Recognizing that some customers may be reluctant to make remote purchases of clothing, the Company intends to offer only the high quality, name brand items with which most online shoppers are familiar. See "Risk Factors --Availability of Merchandise."


Customer Convenience


         Without the constraints imposed by a physical location, an online store may be the most convenient way for consumers to shop. Using Bluefly.com, customers are able to shop at any time from the privacy and comfort of their own home or office. By eliminating the need for customers to travel to a physical location, the Company believes that it provides a significant service to many shoppers, including those who drive hours to get to a manufacturer's outlet mall. According to a 1998 survey by ICSC, 77% of shoppers typically travel more than one hour to visit an outlet mall. By remaining open for business 24 hours a day, 365 days a year, the Company services the needs of today's time constrained customers as well as foreign customers shopping from different time zones. See "Risk Factors -- Risks Associated with International Sales and Operations."


A Personalized Shopping Experience


         The Company believes that today's consumers prefer to shop in a store that is tailored to their needs. The Company has personalized Bluefly.com to allow customers to create their own shopping environment. In addition, Bluefly.com offers customers real time access to their order history and order status.


         The Company plans to offer customers a variety of other personalized services and features, including special occasion notification and narrowcasted content and commerce. The special occasion notification will remind the customers by e-mail of any birthdays, anniversaries or other dates of interest. The Company intends to build a complex relational database, that will offer narrow casted content, promotions and product displays based on customer preferences, purchasing history, site behavior and seasonal considerations. See "Risk Factors -- Risks of Capacity Constraints; Reliance on Internally Developed Systems; System Development Risks."

         A key consideration behind the Company's personalization programs is the desire to build customer loyalty. In addition, the Company intends to build site features, mine customer data and develop affinity and other marketing programs designed to encourage repeat purchases and customer loyalty. By encouraging feedback from its shoppers, the Company plans to improve its customers' shopping experience and the efficiency of its operations. The Company will offer e-mail, phone and telecopy options for customer comments, complaints and suggestions.

Visually Pleasing Interface and Fast Loading Pages


         The Company believes that Bluefly.com will include a visually pleasing shopping environment that is designed to download quickly in spite of today's relatively limited bandwidth and slow data transmission technology. To satisfy customers' desires for high quality graphic images, the Company has built a state-ofthe-art digital photo studio that is used to capture accurate, high resolution product images. Each item will have at least one thumbnail sized image and one larger sized image on Bluefly.com along with a product and care description so that customers will be able to make informed purchase decisions. See "Risk Factors -Infrastructure Necessary to Support Explosive Growth of Internet."


Dynamic Search Functionality


         Bluefly.com is designed to be user-friendly and offers three unique ways for customers to sort through merchandise quickly and efficiently. Using any one of these three features, customers are able to find quickly the items in which they are interested. The Company has designed Bluefly.com to be a simple and attractive alternative for shoppers who are tired of traveling to off-price stores, searching amidst cluttered racks and piles of clothes, only to be disappointed by the poor service, limited size availability and inconsistent quality of merchandise.


Compelling Content


         The Company intends to offer its visitors interactive content, including daily, weekly and monthly fashion articles covering news, information on emerging trends, design ideas and other interesting fashion related features. The Company intends to post content which it believes will be interesting and informative as a means of attracting users to its site. The Company also intends to test contextual selling techniques. For example, an article on the latest trend in skirts might provide a link to a page with the designer skirts available for sale on Bluefly.com. Because the Internet permits a cost effective means of combining content with commerce, the Company believes that Bluefly.com will provide it with a significant competitive advantage over traditional methods of retailing. See "Risk Factors -- Risks Associated with Entry in New Business Areas."


Quick Order Fulfillment

         The Company has entered into an exclusive agreement with a third party to provide fulfillment and call center customer service. The third party was selected for its technological sophistication, its online commerce experience, and its ability to integrate with the Company's information systems. The Company expects that all customer orders will be shipped within one to two business days of their receipt, and that all customer service calls will be handled quickly and efficiently. The Company intends to provide quality customer service in an effort to distinguish itself further from its off-line competitors and establish itself as the premier online store for name brand apparel and fashion accessories. See "Risk Factors -- Dependence on Third Parties and Certain Relationships."


         In the first nine months of 1998, the Company expended approximately $242,000 on research and development costs associated with its Internet business.

Efficient Inventory System

         Many large, national off-price retail apparel chains have slow, cumbersome centralized distribution systems that result in merchandise taking up to six weeks to reach store shelves. Such systems are inefficient and not well suited to respond to ever-changing fashion trends and unexpected customer demands for particular items of merchandise. The Company has designed a system which it believes will allow it to make goods available for sale within as little as three business days of the date the Company receives those goods. The Company believes that this will provide it with a significant competitive advantage. See "Risk Factors--Management of Potential Growth."

Changing Product Inventory


         The Company's proprietary product information database is being designed to maintain an up to the second count of all inventory available for sale. This database is intended to eliminate the problem of back orders, which many catalog companies face, because customers will only be able to view and purchase instock items. The system is also being designed to allow the Company to change product pricing quickly, thereby permitting the Company to run timed promotional sales and facilitate dynamic pricing to address specific market or competitive factors. See "Risk Factors -- Risk of Capacity Constraints; Reliance on Internally Developed Systems; System Development Risks."


Marketing

         The Company intends to promote its brand name and drive traffic to Bluefly.com by combining traditional off line strategies, including public relations, print and radio advertising, with online marketing vehicles such as banner advertising and strategic partnerships with relevant Web sites and portals.

         Initially, the Company plans to devote a significant portion of its marketing dollars to developing relationships with portal companies. According to Jupiter, in 1997 an estimated $673 million, or 26% of the total online shopping revenues, resulted from tenancy deals with portal companies. Jupiter expects that this figure will increase to $1.7 billion in 1998 and $20.3 billion, or a little over half of all shopping revenue, by 2002. See "Risk Factors -- Start-up Risks" and "Risk Factors -- Dependence on Third Parties and Certain Relationships."

         As the online audience continues to expand beyond the technology savvy user of the Internet into the mainstream population, the importance of portal environments created by companies such as America Online, Inc. ("AOL"), Yahoo, Excite Inc. and Lycos will increase. Internet shoppers congregate in these portal environments in order to quickly search for their desired destination or information. The Company believes that by establishing links with the shopping departments of these portals, it will succeed in building a large and diverse customer base. To this end, the Company became a tenant in the apparel departments in the three major distribution channels of AOL: the AOL Network, AOL.com and CompuServe. Under the terms of its arrangement with AOL, the Company established a permanent link to its Web site from the shopping departments of each of these three portal sites for a period of one year. In addition, the Company will also have the opportunity to promote itself across the AOL Network, AOL.com, and CompuServe and has received and will continue to receive a variety of promotional and joint marketing benefits, including the use of key words to provide AOL users with direct access to Bluefly.com.

         The Company regards its relationship with AOL as an important means of driving traffic to Bluefly.com. On August 27, 1998, AOL announced that it had over 13 million registered users. Including CompuServe, AOL has over 15 million members. This is a significant percentage of the online population and the Company believes that by positioning itself in the apparel departments of AOL, AOL.com, and CompuServe, the Company will be able to attract consumers that are interested in purchasing apparel and fashion accessories online. See "Risk Factors -- Dependence on Third Parties and Certain Relationships."

         On November 19, 1998, the Company announced that it had formed a strategic alliance with Lycos which will establish the Company as a premier commerce vendor of Lycos. Under the terms of its agreement with Lycos, the Company will have links to Bluefly.com throughout the Lycos Network, including Lycos.com, Tripod and MailCity, for a period of fourteen months beginning in November, 1998. The Company's aggregate future commitments to portal companies is approximately $750,000, payable over the next fourteen months, plus in certain instances certain contingent payments based on revenues. See "Risks Factors -- Uncertain Acceptance of Brand; Risks Associated with Name Change."

         The Company is presently negotiating other distribution arrangements with some of the other major Internet companies in order to secure a cost effective means of building its brand recognition and acquiring customers. While the Company believes that establishing relationships with portal companies will accelerate the growth of its business in the near term, it expects that the importance of maintaining a presence on portal sites will diminish as more customers gain Web-navigation experience and the Company establishes its brand. See "Risk Factors -- Uncertain Acceptance of Brand; Risks Associated with Name Change."

         The Company is also planning an affiliate program through which it will establish cross-promotional relationships with other Web sites, and will consider revenue sharing relationships with established fashion oriented Web sites. In those cases, the Company would pay affiliate partners a percentage of each sale initiated by the affiliate. It is also exploring other arrangements that would leverage its knowledge of the fashion industry and current trends by sharing its content with affiliate partners in exchange for promotional benefits. See "Risk Factors -- Uncertainties in Apparel Market; Unexpected Changes in Fashion Trends."

Supply Management and Automated Fulfillment Process


         With over seven years' experience in the fashion industry, the Company is using its industry relationships to establish an effective network of suppliers of discount, name brand apparel and fashion accessories. The Company intends to buy products directly from manufacturers as well as from retailers and other third party indirect resources. Because of the prevailing industry practices to short ship and reallocate products after purchase orders are placed, the Company takes title and delivery of its inventory prior to offering it online. This not only assures that customers' purchases are in-stock and available for immediate shipment but also has the added benefit of increasing the number of potential suppliers since many vendors will not sell product on a consignment basis. See "Risk Factors -- Availability of Merchandise."



         Utilizing the technology of the Internet and its own proprietary backend database, the Company has automated what has traditionally been a cumbersome, labor intensive, paper ladened order processing system. The Company has developed what it believes is a state-of-the-art Web site and backend data server to integrate seamlessly with its fulfillment and call center operations. Customer orders are transmitted automatically to the fulfillment center by a secure, electronic connection, and processed usually within one to two business days of their receipt. If a customer is uncomfortable ordering online or cannot establish a secure connection with Bluefly.com, he or she is given the option of completing his or her order by calling the Company's toll free customer service number. See "Risk Factors -- Dependence on Third Parties and Certain Relationships."

         The Company offers the customer a choice of shipping options, including overnight, two day and standard delivery within the United States. In addition, to capitalize on the global reach of the Internet, the Company intends to provide shipping to over 200 countries. See "Risk Factors -- Risks Associated with International Sales and Operations." Upon receipt of an order, it is expected that Bluefly.com will send an e-mail to the customer confirming the receipt of the order. Another e-mail will follow when the shipment is made. In addition, Bluefly.com offers an order tracking feature that allows customers to track the status of their order. See "Risk Factors -- Dependence on Third Parties and Certain Relationships."


         To accommodate customers and help them overcome any hesitancy they may have with remote purchasing, the Company has established a no-questions-asked, money-back guarantee policy for any item which is returned unused within 90 days of the date of purchase. By offering what it believes will be effective customer service and allowing customers to shop in an interactive environment, the Company believes that its return rate will be lower than that of traditional catalogers. In addition, by offering only the highest quality brand name goods, the Company believes that the vast majority of its customers will be pleased with their purchases. See "Risk Factors -- Seasonality and Quarterly Fluctuations; Cost of Returns."


Technology


         The Company intends to implement a broad array of state-of-the-art technology that will facilitate Web site management, complex database search functionality, customer interaction and personalization, transaction processing, fulfillment and customer service functionality. Such technology will include a combination of proprietary technology and commercially available, licensed technology. The Company believes that Bluefly.com will comprise a suite of applications that will permit customers, customer service employees, management, and administrative personnel to access and manage the database in an effective and efficient manner. See "Risk Factors -- Rapid Technological Change."

         To address the critical issues of privacy and security on the Internet, the Company will incorporate, for transmission of confidential personal information between customers and the Company's Web server, Secure Socket Layer Technology ("SSL") such that all data is transmitted via a fully DES 128-bit encrypted session. In the event that a customer's browser does not support SSL, Bluefly.com will instruct the customer to call the Company's Customer Service Center to provide his credit card information over the phone. Transmission of credit card and other personal information between the Web server and the Company's fulfillment center will also be encrypted in a similar manner. See "Risk Factors - Online Commerce Security Risks."


         The Company has entered into a definitive agreement with a major Internet service provider to host Bluefly.com and provide certain hardware and software as well as year round 24 hour systems support. The server and network architecture is designed to provide high speed, reliable access 24 hours a day, 365 days a year, accommodate several thousand simultaneous visitors, and allow for rapid scaling of hardware and bandwidth to accommodate sudden increases in site traffic. Initially, Bluefly.com resides on a bank of dedicated Compaq ProLiant 1600R servers with dual 300 MHz Pentium II Processors running Microsoft's NT 4.0. In order to ensure data redundancy and fault tolerance, all data is mirrored on hardware controlled raid disk arrays. The Company's proprietary search, commerce, and personalization engine technology incorporates certain components of Microsoft's IIS 4.0, SQL Server 6.5, and Commerce Server 3.0. Connectivity to the Internet is provided through a dedicated pipe that is capable of handling sustained data bursts of 10 megabits/sec. See "Risk Factors -- Dependence on Third Parties and Certain Relationships."

Competition

         Electronic commerce generally, and, in particular, the online retail apparel and fashion accessories market, is a new, dynamic, high growth market. To date, the Company is not aware of any other business which has devoted substantial resources to developing and promoting the direct-to-consumer market for off-price name brand apparel. This could be because, until recently, no medium existed that could accommodate both a high volume of traffic and the logistical infrastructure necessary to sell end-of-season and excess apparel inventory directly to customers in an efficient and economical manner.

         The direct marketing of excess inventory and end-of-season apparel requires a cost effective medium that is capable of displaying a large number of products, many of which are in limited supply and some of which are not available in all sizes or easily re-stocked. Print catalogs are not well suited to this task. The paper, printing, mailing, and other production costs of a print catalog can be significant. To support these costs, a traditional cataloger requires products that are available in a full range of sizes and substantial quantities. Similarly, television is a costly medium which requires substantial quantities of products that are available in a full size scale in order for it to be an economical medium.

         The Internet, however, is a far less expensive and, in many ways, more effective medium. Utilizing the Internet, the Company can display an almost limitless number of items without the high costs of printing and mailing. With the Internet, the Company can easily update product images as new products arrive and other items sellout. By integrating a sophisticated relational database with the power of the Internet, the Company will be able to create a personalized shopping environment and allow its customers to search for the products that interest them. Accordingly, the Company believes that the Internet is a medium which will permit it to market its products in a cost-effective manner.


         The Company's competition for online customers comes from a variety of sources including, existing land-based retailers such as the Gap, Nordstrom, Inc., Lands' End, J. Crew Group, Inc. and Macy's which are using the Internet to expand their channels of distribution and less established companies such as Visionary, Deal-A-Day, Inc., Delias, Inc. and Designeroutlet.com which are building their brands online. In addition, the Company's competition for customers comes from traditional direct marketers such as L.L. Bean and Spiegel's, television direct marketers such as QVC, as well as land-based retail stores, such as Dillard's, Inc., T.J. Maxx, Marshalls, and Loehmanns, which may or may not use the Internet to grow their customer base.


         The Company believes that any competitor which seeks to establish an electronic commerce presence in the apparel and fashion accessory industry will confront significant challenges in cost effectively addressing, among other things, the need to incorporate legacy data and financial systems, establish an efficient supply and logistics systems, develop and maintain a user-friendly customer interface, create or adapt a brand name for the Internet commerce and exploit the technologies and opportunities made possible by the Internet to create innovative new retailing services and features. The Company believes that its ability to compete favorably is enhanced by its first mover advantage as well as its knowledge of fashion trends, relationships with key industry figures, in-house marketing talent, proprietary technology, and sophisticated logistics and supply management systems. See "Risk Factors -- Competition."


Plan of Operations

         The Company anticipates, based on current plans and assumptions relating to its operations, that the proceeds of the Initial Public Offering, together with existing resources and cash generated from operations, should be sufficient to satisfy the Company's contemplated cash requirements for approximately 7 months after the date of this Prospectus. Moreover, there can be no assurance that the Company will not require additional financing during such 7-month period. Proceeds from the exercise of the Warrants and the Purchase Option could be a source of capital, although, there can be no assurance of any such exercise. The Company intends to seek additional debt and/or equity financing through a public offering, private placement or otherwise to the extent there are no proceeds from the exercise of the Warrants and the Purchase Option, such proceeds are insufficient or the Company otherwise deems it necessary or appropriate to raise additional capital. There can be no assurance that any additional financing or other sources of capital will be available to the Company upon acceptable terms, if at all. The inability to obtain additional financing when needed would have a material adverse effect on the Company's business, financial condition and operating results and raise substantial doubt about the Company's ability to continue as a going concern.

         During the next 7 to 12 months (depending on the level and availability of additional financing), the Company intends to capitalize on its early entry into online apparel shopping category by engaging in a number of marketing initiatives designed to establish itself as the definitive internet outlet store for top designer, name brand clothing and fashion accessories, expanding its product offerings to include a wider variety of products from many of the top designers, and increasing its consumer base to include many more people. See "-Marketing" and "-- Breadth of Production Selection."

         In order to expand its customer base and establish its brand name, the Company intends over the next 7 to 12 months (depending on the level and availability of additional financing) to establish relationships with most of the major portal companies. See "-- Marketing." In addition, the Company will engage in offline marketing efforts, including print advertising campaigns and possibly radio and television advertising campaigns. The Company's marketing budget is subject to a number of factors, including the Company's results of operations and ability to raise additional capital through the exercise of the Warrants or issuance of additional securities. In the event that the Company is not able to raise additional capital either through the exercise of outstanding Warrants and the Purchase Option, a financing or a combination of the foregoing, the Company anticipates that it will only have available approximately $700,000 dollars for marketing initiatives over the next 7 months which it will finance from its existing capital and results of operations. See "Risk Factors -- Start-Up Risks," "Risk Factors -- Limited Working Capital; Need for Additional Financing" and "--Marketing." In the event that the Company is successful in raising additional capital or its results of operations exceed its expectations, the Company's marketing budget for such 12-month period may increase significantly. See "Risk Factors -- Limited Working Capital; Need for Additional Financing."

         In order to expand its product offerings the Company intends over the next 7 to 12 months (depending on the level and availability of additional financing) to expand its relationships with suppliers of discount, name brand apparel and fashion accessories. The Company expects that its suppliers will include designers, retail stores and designers that sell excess inventory as well as third party end-of-season apparel aggregators. If the Company does not raise additional capital or its results of operations do not exceed its expectations, the Company expects that it will only have available approximately $1 million dollars to expend on inventory which it will finance from its results of operations and existing capital. See "Risk Factors -- Limited
Working Capital; Need for Additional Financing." If the Company is successful in raising additional capital or its results of operations exceed its expectations, the Company anticipates that it will spend significantly more on inventory. In addition, to achieve its goal of offering a wide selection of top name brand designer clothing and fashion accessories, the Company may acquire certain goods on consignment and will explore leasing or partnering select departments such as fragrances, sunglasses and cosmetics with strategic partners and distributors. See "Risk Factors -- Availability of Merchandise."

Intellectual Property

         The Company has created and intends to continue to develop trademarks, designs and proprietary systems and trade secrets to create competitive advantages. As a result, it relies on a combination of trademark, service mark, copyright and trade secret laws, as well as confidentiality agreements and technical measures to protect its proprietary rights. The Company is pursuing the registration of its service marks in the United States and abroad and is considering the possibility of patenting certain of its proprietary technology. See "Risk Factors -- Uncertain Ability to Obtain and Protect Proprietary Information."

Government Approvals and Regulations

         The Company is not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to online commerce. Although the Company is not aware of any permits or licenses that are required in order for it to sell apparel and fashion accessories on the Internet, permits or licenses may be required from federal, state or local governmental authorities to operate or to sell certain other products on the Internet. No assurances can be given that such permits or licenses will be obtainable. The Company may be required to comply with future national and/or international legislation and statutes regarding conducting commerce on the Internet in all or specific countries throughout the world. No assurance can be made that the Company will be able to comply with such legislation or statutes.


         The Company's Internet operations are not currently impacted by federal, state, local and foreign environmental protection laws and regulations. See "Risk Factors -- Governmental Regulations and Legal Uncertainties."


EMPLOYEES


         As of November 27, 1998, the Company employed 10 full-time and 2 part-time employees. None of the Company's employees are represented by a labor union, and the Company has never experienced a work stoppage. The Company believes its relationship with its employees to be satisfactory.

                                USE OF PROCEEDS


         If the Purchase Option is exercised in full and all of the holders of outstanding Warrants elect to exercise their Warrants, the estimated net proceeds to the Company (assuming no exercise of the cashless exercise right contained in the Purchase Option) would be approximately $11,940,000 (after giving effect to expenses of the Offering estimated to be approximately $75,000, but excluding any payment of commissions paid to the Representative as described below).

         The Representative shall be entitled to a 5% commission (provided that each of the conditions set forth below are satisfied) in connection with the solicitation of the exercise of the Warrants, which would reduce the net proceeds received by the Company. The Representative shall receive a 5% commission upon the exercise of any Warrant provided that: (i) the market price of the Common Stock is greater than the price per share at which Common Stock may be purchased at the time a Warrant is exercised, (ii) disclosure of compensation arrangements was made both at the time of the original offering and at the time of exercise (by delivery of this Prospectus or as otherwise required by applicable law, rule or regulation), (iii) the exercise of the Warrant was solicited by the Representative, (iv) the Warrant was not held in a discretionary account, and (v) the solicitation of the exercise of the Warrant was not in violation of Regulation M (as such rule or any successor rule may be in effect as of such time of exercise) promulgated under the Exchange Act.


         The Company intends to apply the net proceeds received by the Company from the exercise of Warrants and the Purchase Option, if any, for working capital, marketing and general corporate purposes and expanding the Company's Internet services business.


                                DIVIDEND POLICY

         The Company has never declared or paid any cash dividends on the Common Stock and it is currently the intention of the Company not to pay cash dividends on its Common Stock in the foreseeable future. Management intends to reinvest earnings, if any, in the development and expansion of the Company's business. Any future declaration of cash dividends will be at the discretion of the Board of Directors and will depend upon the earnings, capital requirements and financial position of the Company, general economic conditions and other pertinent factors.

                            SELLING SECURITYHOLDERS

         The Company has agreed to register the Bridge Warrants for resale under the Securities Act concurrently with this Offering and to pay certain expenses in connection therewith. An aggregate of 363,000 Bridge Warrants may be offered and sold pursuant to this Prospectus by the holders thereof. The securities offered by the Selling Securityholders are not part of an underwritten offering. The Company will not receive any of the proceeds from the sale of the Bridge Warrants.

         The following table sets forth the name of each Selling Securityholder and the number of Bridge Warrants beneficially owned prior to sale. None of the Selling Securityholders has ever held any position or office with the Company or had any other material relationship with the Company.

                                                              NUMBER
NAME                                                       OF WARRANTS
----                                                       -----------
Wissam Amoudi..........................................        4,000
Jan Arnett.............................................       10,000
Norma Barasch..........................................        5,000
Herbert Chestler.......................................       10,000
Michael Cohen..........................................        5,000
John Franco and Donna Franco...........................       10,000
Arnold Glatter.........................................        5,000
Abraham Goldstein......................................        8,000
Robert D. Goldstein....................................        8,000
Alan Henick............................................        5,000
Huberfeld/Bodner Family Foundation.....................       20,000
Peter K. Hunt..........................................       15,000
Irwin Schlass Enterprises, Inc.........................        8,000
Frank Joy and Charlotte Joy ...........................       10,000
Lawrence A. Kestin.....................................       10,000
Konigsberg Wolf & Co., P.C. 401(k) Plan................        8,000
R. Bruce LeBlanc.......................................       10,000
Stephen E. Marks.......................................        8,000
Joseph Melnick and Georgia Melnick.....................       10,000
Joseph J. Messina......................................        8,000
Irwin M. Miller........................................       10,000
Frank Mills............................................       10,000
Northstar Investment Group, Ltd........................       70,000
Salvatore Palacino and Karen Palacino..................       10,000
A.C. Providenti........................................        5,000
Steven Rosen...........................................        5,000
Claudia C. Rouhana.....................................        8,000
William J. Rouhana, Jr.................................        8,000
Jack P. Schleifer......................................       10,000
Mark J. Shankman.......................................       15,000
Howard M. Siegel.......................................       10,000
Jonathan H. Simon......................................       20,000
Greg Trubowitsch.......................................        5,000


                              PLAN OF DISTRIBUTION

         The Offering is self-underwritten; the Company has not employed an underwriter for the issuance of the Common Stock upon the exercise of the Warrants, for the resale of the Bridge Warrants or the issuance of the Purchase Warrants upon the exercise of the Purchase Option and will bear all expenses of the Offering.

         The shares of Common Stock and the Warrants registered for sale under the Registration Statement of which this Prospectus forms a part may be offered and sold from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market or the Boston Stock Exchange, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. None of the Selling Securityholders have advised the Company that they have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. The Selling Securityholders may effect such transactions by selling their securities directly to purchasers or to or through broker-dealers (including GKN Securities Corp.), which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Securityholders and/or the purchasers of the securities for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Securityholders and any broker-dealers that act in connection with the sale of the securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act.

         The Warrants may be exercised, at the discretion of the holder, by the delivery to American Stock Transfer & Trust Company at 40 Wall Street, New York, New York 10005 of the Warrant certificate accompanied by an election of exercise and payment of the Warrant exercise price for each share of Common Stock purchased in accordance with the terms of such Warrant. Payment must by made in the form of cash, bank draft or certified check payable to the order of the Company. Delivery of the certificates representing the Warrant shares will be made after receipt of a certificate representing the underlying stock purchase rights, duly executed for transfer together with payment for the exercise price thereof. If fewer than all Warrants are exercised, a new Warrant certificate evidencing the Warrants remaining unexercised will be issued to the holder of such Warrant.

         The Purchase Option may be exercised, at the discretion of the holder or holders thereof, by the delivery to the Company of the Purchase Option accompanied by an election of exercise and payment of the exercise price of the Purchase Option in accordance with the terms of the Purchase Option. Payment must be made in the form of cash, bank draft or certified check payable to the order of the Company or by the surrender to the Company of any exercisable but unexercised portion of the Purchase Option having a Value (as defined in the Purchase Option), at the close of trading on the five trading days immediately preceding the exercise of the Purchase Option, equal to the exercise price multiplied by the number of shares of Common Stock and Warrants being purchased upon exercise. If the Purchase Option is exercised in part only, a new Purchase Option evidencing the Purchase Option remaining unexercised will be issued to the holder of the Purchase Option.

                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Restated Certificate and Restated By-Laws provides that officers and directors of the Company shall be indemnified by the Company to the fullest extent permissible under New York law. Insofar as indemnification for liability under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company, has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

                                 LEGAL MATTERS

         The legality of the securities offered hereby will be passed upon for the Company by Swidler Berlin Shereff Friedman, LLP, New York, New York.

                                    EXPERTS

         The financial statements of the Company for the year ended December 31, 1996 included in this Prospectus have been audited by Grant Thornton LLP, independent auditors, as set forth in their report thereon appearing therein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of the Company as at and for the year ended December 31, 1997 included in this Prospectus have been audited by M.R. Weiser&Co. LLP, independent certified public accountants. The report of M.R. Weiser&Co. LLP appears elsewhere in this Prospectus and is included in reliance upon the authority of such firm as experts in accounting and auditing.

                  PIVOT RULES, INC.
            INDEX TO FINANCIAL STATEMENTS

                                                                         PAGE
                                                                         ----
Independent Auditors' Reports
   M.R.Weiser&Co.LLP                                                      F-2
   Grant Thornton LLP                                                     F-3

Balance Sheet as of December 31, 1997 (Restated)                          F-4

Statements of Operations for the years ended December 31, 1997
   and 1996 (Restated)                                                    F-5

Statements of Changes in Shareholders' Equity for the years ended
   December 31, 1997 and 1996 (Restated)                                  F-6

Statements of Cash Flows for the years ended December 31, 1997
   and 1996 (Restated)                                                    F-7

Notes to Financial Statements - December 31, 1997 and 1996                F-9

Condensed Balance Sheets as of March 31, 1998  (Restated) (Unaudited)
   and December 31, 1997                                                  F-19

Condensed Statements of Operations for the three months ended
   March 31, 1998 and 1997 (Restated) (Unaudited)                         F-20

Condensed Statements of Cash Flows for the three months ended
   March 31, 1998 and 1997 (Restated) (Unaudited)                         F-21

Notes to Condensed Financial Statements - March 31, 1998 and 1997         F-23

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of
Pivot Rules, Inc.

We have audited the accompanying balance sheet of Pivot Rules, Inc. as of December 31, 1997 and the related statements of operations, changes in shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pivot Rules, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

As more fully discussed in note N, on June 25, 1998, the Company's Board of Directors adopted a plan to discontinue its golf sportswear division. Historical assets and operations of the golf sportswear division have represented a substantial portion of the Company's assets and result of operations.

/s/ M.R.Weiser&Co.LLP
Certified Public Accountants

February 25, 1998, except as to the last paragraph above and Note N, which are as of June 25, 1998

New York, N.Y.

                        REPORT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS

To the Shareholders
   Pivot Rules, Inc.

We have audited the accompanying statements of operations, changes in shareholders' equity, and cash flows of Pivot Rules, Inc. for the year then ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Pivot Rules, Inc. for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

As more fully discussed in Note N, on June 25, 1998 the Company's Board of Directors adopted a plan to discontinue the golf sportswear division. The assets and operations of the golf sportswear division represent substantially all of the assets and operations of the company.

/s/ GRANT THORNTON LLP

New York, New York

February 18, 1997, except as the last paragraph above and Note N which are as of August 7, 1998.

                               PIVOT RULES, INC.
                                 BALANCE SHEET
                               DECEMBER 31, 1997
                                   (RESTATED)
                                    (NOTE N)

                                     ASSETS

Current assets

    Cash                                                         $    55,000
    Funds deposited with factor                                    1,857,000
    Prepaid expenses and other current assets                        128,000
    Current assets of discontinued operations                      4,182,000
                                                                 -----------
          Total current assets                                     6,222,000

Property and equipment, net                                          500,000

Deferred costs and other assets                                       15,000

Assets of discontinued operations                                    414,000
                                                                 -----------

                                                                 $ 7,151,000
                                                                 ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities

    Accounts payable, accrued expenses and other current
       liabilities                                               $ 1,092,000

Deferred income taxes                                                  9,000
                                                                 -----------

                                                                   1,101,000
                                                                 -----------

Commitments and contingencies

Shareholders' equity

    Preferred stock -$.01 par value; 2,000,000 authorized and no shares issued

    Common stock -$.01 par value; 15,000,000 authorized and           27,000
      2,700,000 issued and outstanding

    Additional paid-in capital                                     6,404,000
    Accumulated deficit                                             (381,000)
                                                                 -----------
                                                                   6,050,000
                                                                 -----------

                                                                 $ 7,151,000
                                                                 -----------

   The accompanying notes are an integral part of these financial statements.

                               PIVOT RULES, INC.
                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                                   (RESTATED)
                                    (NOTE N)

                                                                 1997          1996
                                                                 ----          ----
General and administrative expenses                          $   819,000    $   537,000
                                                             -----------    -----------

Operating loss from continuing operations                       (819,000)      (537,000)

Interest income (expense)                                        123,000       (180,000)
                                                             -----------    -----------

Loss from continuing operations before taxes                    (696,000)      (717,000)

Income tax benefit                                               227,000        244,000
                                                             -----------    -----------

Loss from continuing operations                                 (469,000)      (473,000)
                                                             -----------    -----------


Discontinued operations - Note N

    Income from operations, net of income tax provision of
      $45,000 and $314,000, respectively                          88,000        608,000

                                                             -----------    -----------
Net (loss) income                                            $  (381,000)   $   135,000
                                                             ===========    ===========




Basic and diluted (loss) income per share

       Continuing operations                                 $      (.22)   $      (.40)
       Discontinued operations                                       .04            .51
                                                             -----------    -----------

       Net (loss) income                                     $      (.18)   $       .11
                                                             ===========    ===========

Weighted average shares outstanding                            2,149,315      1,200,000
                                                             ===========    ===========




   The accompanying notes are an integral part of these financial statements.

                               PIVOT RULES, INC.
                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                                   (RESTATED)
                                    (NOTE N)


                                   Common Stock,          Common Stock,
                                    no par value         $.01 par value                  Retained       Treasury Stock
                                 --------------------  ------------------               earnings/   -------------------
                                 Number of             Number of            Paid-in   (Accumulated  Number of
                                  shares    Amount      shares    Amount    capital      deficit)     Shares    Amount     Total
                                  ------    ------      ------    ------    -------      --------     ------    ------     -----
Balance at December 31, 1995        200    $ 955,000          --  $    --  $       --   $ 191,000     (64)    $(872,000) $  274,000

Stock-split recapitalization       (200)    (955,000)  1,200,000   12,000     397,000    (326,000)     64       872,000          --

Net income                                                                                135,000                    --     135,000
                                   ----    ---------   ---------  -------  ----------   ---------     ----    ---------  ----------
Balance at December 31, 1996         --           --   1,200,000   12,000     397,000          --      --            --     409,000
Issuance of warrants-bridge
financing                                                                     138,000                                       138,000
Cancellation of warrants-bridge
financing                                                                     (55,000)                                      (55,000)

Sale of units-($5.00 per share)                        1,500,000   15,000   5,924,000                                     5,939,000

Net loss                                                                                 (381,000)                         (381,000)
                                   ----    ---------   ---------  -------  ----------   ---------     ----    ---------  ----------

Balance at December 31, 1997         --    $      --   2,700,000  $27,000  $6,404,000   $(381,000)     --     $          $6,050,000
                                   ====    =========   =========  =======  ==========   =========     ====    =========  ==========






   The accompanying notes are an integral part of these financial statements.

                               PIVOT RULES, INC.
                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                                   (RESTATED)
                                    (NOTE N)

                                                                                           1997           1996
                                                                                           ----           ----
Cash flows from operating activities

  Loss from continuing operations                                                      $  (469,000)   $  (473,000)
  Adjustments to reconcile loss from Continuing Operations to net cash provided by
     (used in) operating activities:
     Loss on equipment disposition                                                          10,000          8,000
     Depreciation and amortization                                                          31,000         23,000
     Changes in operating assets and liabilities
             Increase in prepaid expenses and other current assets                        (128,000)          --
             Increase in accounts payable and accrued expenses                             756,000        183,000
                                                                                       -----------    -----------
Net cash provided by (used in) operating activities - Continuing operations                200,000       (259,000)
                                                                                       -----------    -----------

  Income from Discontinued Operations                                                       88,000        608,000
  Adjustments to reconcile income from Discontinued Operations to net cash (used in)
     provided by operating activities:
        Amortization of deferred costs for bridge financing                                293,000           --
        Amortization of debt discount                                                       83,000           --
        Depreciation and amortization                                                       45,000         32,000
        Deferred income taxes                                                                 --          (40,000)
        Changes in operating assets and liabilities
          (Increase) decrease in
             Inventories                                                                  (578,000)       792,000
             Non-factored receivables                                                      (10,000)        37,000
             Prepaid expenses and other current assets                                     (84,000)        52,000
          Increase (decrease) in
             Income taxes receivable/payable                                              (315,000)       184,000
                                                                                       -----------    -----------
Net cash (used in) provided by operating activities - Discontinued Operations             (478,000)     1,665,000
                                                                                       -----------    -----------

Net cash (used in) provided by operating activities                                       (278,000)     1,406,000
                                                                                       -----------    -----------










   The accompanying notes are an integral part of these financial statements.

                               PIVOT RULES, INC.
                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                                   (RESTATED)
                                    (NOTE N)

                                                                                  1997          1996
                                                                                  ----          ----
Cash flows from investing activities - Continuing Operations
  Purchase of property and equipment                                             (519,000)        (6,000)
  Funds deposited with factor from initial public offering                     (4,920,000)            --
  Increase of funds deposited with factor                                       3,063,000
                                                                              -----------    -----------
Net cash used in investing activities - Continuing Operations                  (2,376,000)        (6,000)
                                                                              -----------    -----------

Cash flows from investing activities - Discontinued Operations
  Purchase of property and equipment                                             (236,000)       (36,000)
  Trademark costs                                                                  (7,000)            --
                                                                              -----------    -----------
Net cash used in investing activities - Discontinued Operations                  (243,000)       (36,000)
                                                                              -----------    -----------

Net cash used in investing activities                                          (2,619,000)       (42,000)
                                                                              -----------    -----------

Cash flows from financing activities - Continuing Operations
  Net proceeds from initial public offering                                     5,939,000             --
  Deferred costs associated with initial public offering                           53,000        (53,000)
                                                                              -----------    -----------
Net cash provided by (used in) financing activities - Continuing Operations     5,992,000        (53,000)
                                                                              -----------    -----------

Cash flows from financing activities - Discontinued Operations
  Deferred costs associated with bridge financing                                  75,000        (75,000)
  Proceeds from notes payable                                                          --        240,000
  Net proceeds from bridge financing                                            1,207,000             --
  Repayments of notes payable and short-term loan                                (644,000)      (492,000)
  Repayments of bridge financing                                               (1,500,000)            --
  Net change in due to/from factor                                             (2,211,000)    (1,005,000)
                                                                              -----------    -----------
Net cash used in financing activities - Discontinued Operations                (3,073,000)    (1,332,000)
                                                                              -----------    -----------

Net cash provided by (used in) financing activities                             2,919,000     (1,385,000)
                                                                              -----------    -----------

Net increase (decrease) in cash                                                    22,000        (21,000)
Cash balance - January 1                                                           33,000         54,000
                                                                              -----------    -----------
Cash balance - December 31                                                    $    55,000    $    33,000
                                                                              ===========    ===========

Supplemental disclosure of cash flow information:
     Cash paid during the period for:
         Interest                                                             $    75,000    $   209,000
                                                                              ===========    ===========
         Income taxes                                                         $   125,000    $        --
                                                                              ===========    ===========
     Non-cash financing activities:
         Issuance of warrants in connection with bridge financing             $   138,000    $        --
                                                                              ===========    ===========
         Cancellation of warrants in connection with bridge financing         $    55,000    $        --
                                                                              ===========    ===========
         Reclassification of former shareholder notes payable                 $        --    $   279,000
                                                                              ===========    ===========



   The accompanying notes are an integral part of these financial statements.

                               PIVOT RULES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

NOTE A - THE COMPANY

Pivot Rules, Inc. (the "Company") designs, sources and markets a full collection of golf sportswear with a fun attitude and style for men under the Pivot Rules brand name. The Company sells its products to department stores, sporting goods stores, catalogs, corporations and promotionally oriented retailers, including discounters, throughout the United States.

In May 1998, the Company's Board of Directors approved the formation of an Internet division to develop, operate and promote a Web site (the "Web site") that will offer men's, women's and children's name brand apparel and accessories at significant discounts as well as provide information on current trends and other fashion related content.

In June 1998, the Company determined to discontinue the operations of its golf sportswear division and to devote all of the Company's energy and resources to building the Web site. See Note N.


NOTE B - SIGNIFICANT ACCOUNTING POLICIES

1.    USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.   INVENTORIES

Inventories, which consist of finished goods, are valued at the lower of cost or market. Cost is determined by the first-in, first-out ("FIFO") method.

3.   PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Equipment is depreciated on a straight-line basis over five to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the lease. Maintenance and repairs are expensed as incurred.

4.   DEFERRED COSTS

Deferred costs consist of trademark and organization costs. The trademark and organization costs are amortized on a straight-line basis over their estimated useful lives of 10 years.

5.   LONG-LIVED ASSETS

The Company's policy is to evaluate long-lived assets and certain identifiable intangibles for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. This evaluation is based on a number of factors, including expectations for operating income and undiscounted cash flows that will result from the use of such assets. The Company has not identified any such impairment of losses.

                               PIVOT RULES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996


6.   INCOME TAXES

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

7.   PREPAID EXPENSES

Sample costs for upcoming seasons are deferred and charged to expenses in the season to which they pertain. Costs are deferred for a period of approximately six to nine months.

8.   ADVERTISING EXPENSE

Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 1997 and 1996 amounted to approximately $908,000 and $176,000 respectively.

9.   CASH AND CASH EQUIVALENTS

The Company considers highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

10.  REVENUE RECOGNITION

Revenue is recognized when merchandise is shipped to a customer.

11.  EARNINGS (LOSS) PER SHARE

As of December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. ("SFAS") 128, "Earnings Per Share". Basic earnings (loss) per share excludes dilution and is computed by dividing earnings (loss) available to common shareholders by the weighted average number of common shares outstanding for the period.

Diluted earnings (loss) per share is computed by dividing earnings (loss) available to common shareholders by the weighted average number of common shares outstanding for the period, adjusted to reflect potentially dilutive securities. Options and warrants were not included in the computation of diluted earnings per share because the exercise price was greater than the market price of the stock.

12.  STOCK BASED COMPENSATION

The Company applies SFAS 123 "Accounting for Stock Based Compensation" in accounting for its stock based compensation plan. In accordance with SFAS 123, the Company applies Accounting Principles Board opinion No. 25 and related Interpretations for expense recognition. No compensation expense has been recorded in 1997, because the exercise price of employee stock options equals or exceeds the market price of the underlying stock on the date of grant.

13.  NEW ACCOUNTING PRONOUNCEMENTS

In 1997, SFAS 130, "Reporting Comprehensive Income" and SFAS 131, "Disclosures about Segments of an Enterprise and Related Information" were issued. These standards which will become effective in 1998 expand or modify disclosures and accordingly will have no effect on the Company's financial position, results of operations or cash flows.

                               PIVOT RULES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996


14.   RECLASSIFICATION

The 1996 financial statements have been reclassified in order to conform with the 1997 presentation. See Note N relating to the restatement of the financial statements to reflect the discontinuation of the golf sportswear division.


NOTE C - BRIDGE FINANCING

On January 2, 1997, the Company issued 15 units, each consisting of one convertible subordinated secured promissory note in the principal amount of $100,000 per unit ("Note") and warrants to purchase 40,000 shares of common stock of the Company, no par value, at an exercise price of $2.50 ("Bridge Warrants"), for gross proceeds of $1,500,000. Net proceeds amounted to $1,207,000 after agency expenses and brokerage fees, but before additional debt issuance costs. A portion of the gross proceeds has been allocated to the Bridge Warrants based on an estimate of their fair market value, resulting in approximately $138,000 of original issue discount and a $138,000 increase in paid-in capital.

The Notes bore interest at the rate of 10% per annum from January 2, 1997 through April 30, 1997, and thereafter at the rate of 12% per annum until such notes were repaid from the proceeds of the Company's initial public offering ("IPO") in May 1997.

In May 1997, the Bridge Warrant holders surrendered 237,000 out of the 600,000 Bridge Warrants issued in connection with the bridge financing. The cancellation of such Bridge Warrants resulted in a reduction of interest expense and additional paid-in capital of $55,000. The remaining Bridge Warrants were converted in May 1997 (on a one-for-one basis) into warrants with the same terms as the warrants sold in the IPO.


NOTE D - FACTORING AGREEMENT

In April 1992, the Company entered into a factoring and financing agreement whereby the Company sells substantially all of its trade receivables without recourse to a commercial factor ("Factor"). In November 1997, the agreement was amended whereby advances will bear interest at 1% above the Chase Manhattan Bank, N.A. prime rate ("Prime"). In addition, the Company receives interest at 1.75% below Prime on funds deposited with the Factor. Any amounts due to the Factor are collateralized by accounts receivable, inventories, and other assets. As of the balance sheet date, funds deposited with the Factor represent the net proceeds from the IPO, net of amounts transferred to operations.

The Company incurred $188,000 and $363,000 of factoring commissions and interest charges for receivables sold and for advances for the years ended December 31, 1997 and 1996, respectively.


NOTE E - PROPERTY AND EQUIPMENT

As of December 31, 1997, property and equipment for continuing operations consist of the following:

           Leasehold improvements                         $  278,000
           Office equipment                                  116,000
           Computer equipment and software                   123,000
                                                          ----------
                                                             517,000
           Less accumulated depreciation                      17,000
                                                          ----------
                                                          $  500,000
                                                          ==========

                               PIVOT RULES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996


The Company assessed that certain assets specifically relate to the golf sportswear division. The net book amount of these assets as of December 31, 1997 are as follows:

           PROPERTY AND EQUIPMENT
           ----------------------
           Leasehold improvements                         $   31,000
           Concept area fixtures                             264,000
           Office equipment                                   49,000
           Computer hardware and software                     55,000
                                                          ----------
                                                             399,000
           Less accumulated depreciation                     125,000
                                                          ----------
                                                          $  274,000
                                                          ==========

NOTE F - DEFERRED COSTS AND OTHER ASSETS

As of December 31, 1997, deferred costs and other assets consist of the following:

           Deposits                                       $   15,000
                                                          ==========


The Company assessed that certain assets specifically relate to the golf sportswear division. The net book amount of these assets as of December 31, 1997 are as follows:

           Trademarks                                     $  166,000
           Organization costs                                  7,000
           Deposits                                           14,000
                                                          ----------
                                                             187,000
           Less accumulated amortization                      47,000
                                                          ----------
                                                          $  140,000
                                                          ==========



NOTE G - ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

As of December 31, 1997, accounts payable, accrued expenses and other current liabilities consist of the following:

           Accounts payable                               $  828,000
           Accrued advertising costs                         147,000
           Other accounts payable                            117,000
                                                          ----------
                                                          $1,092,000
                                                          ==========

                               PIVOT RULES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996


NOTE H - INCOME TAXES

Income taxes receivable represents the anticipated refund from the carry back of the current net operating loss.

The components of deferred tax assets and liabilities as of December 31, 1997 are as follows:

           Deferred tax asset
             Accounts receivable reserves
                (Discontinued Operations)                    $94,000
           Deferred tax liability
             Tax over book depreciation
                (Continuing Operations)                       (9,000)
                                                             -------
           Net deferred tax asset                            $85,000
                                                             =======

Differences between book and tax are primarily due to temporary differences resulting from use of accelerated depreciation for income tax purposes and using the direct write-off method for receivables for tax purposes.

The provision (benefit) for income taxes is comprised of the following:

                                              1997              1996
                                              ----              ----
               Current
                      Federal             $ (189,000)        $  92,000
                      State                    7,000             5,000
                      Foreign                     --            13,000
                                          -----------        ---------
                                            (182,000)          110,000
                                          -----------        ---------

               Deferred
                      Federal                 (1,000)          (45,000)
                      State                    1,000             5,000
                                          -----------        ---------
                                                  --           (40,000)
                                          -----------        ---------
                                          $ (182,000)        $  70,000
                                          ===========        =========


The statutory Federal income tax rate and the effective rate of the provision for income taxes for the years ended December 31, 1997 and December 31, 1996 is reconciled as follows:

                                                            1997      1996
                                                            ----      ----
            Statutory Federal income tax rate             (34.0)%     34.0%
            State taxes, net of Federal tax benefit         1.7        3.2
            Other                                            --       (3.1)
                                                          ------      ----
            Effective tax rate                            (32.3)%     34.1%
                                                          ======      ====

NOTE I - COMMITMENTS AND CONTINGENCIES

1.   LETTERS OF CREDIT

The Company had outstanding letters of credit in the aggregate amount of $859,000 as of December 31, 1997, of which $490,000 has been provided as a liability in the year-end balance sheet. The Company's letter of credit facility with the Factor provides that the Factor has sole discretion with regard to the extension of such credit.

                               PIVOT RULES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996


2.    EMPLOYMENT CONTRACTS

The Company has an employment contract, which was amended on May 21, 1997, with the Chief Executive Officer and shareholder ("CEO"). The amended employment agreement, which expires on January 1, 2000, provides for a base salary plus annual bonuses at the discretion of the Board of Directors based upon operating profits before taxes and financing costs. In addition, the Company maintains a $1.2 million key person life insurance policy on the life of the CEO.

In March 1997, the Company entered into an employment agreement with its Executive Vice President of Sales ("VP of Sales"). The employment agreement expires on March 16, 2002. Pursuant to the employment agreement, the VP of Sales is entitled to a base salary and is eligible for a discretionary annual bonus in 1997 and in subsequent years a bonus contingent on achieving certain performance objectives. Pursuant to the employment agreement, the VP of Sales is also entitled to annual raises to be determined by the Board of Directors in its discretion, but subject to certain specified minimum amounts, as well as an annual option grant.

In September 1997, the Company entered into an employment agreement with its Chief Creative Officer, which expires on December 31, 2000. The employment agreement provides for a base salary, discretionary annual bonuses, and a one-time bonus. Such bonuses are contingent on achieving certain targeted sales requirements. In addition, the employment agreement provides for annual raises to be determined by the Board of Directors in its discretion but subject to certain specified minimums, and an option grant upon commencement of employment.

In October 1997, the Company entered into an employment agreement with its Vice President of Corporate Sales, which expires on December 31, 2000. The employment agreement provides for a base salary and annual bonuses contingent on achieving certain specified performance objectives. In addition, the employment agreement provides for annual raises and option grants, each contingent upon meeting certain targeted sales requirements.

As of December 31, 1997, the Company's aggregate commitment for future base salary is:

                  1998                     $   549,000
                  1999                         575,000
                  2000                         438,000
                  2001                         178,000
                  2002                          53,000
                                           -----------
                  Total                    $ 1,793,000
                                           ===========

3.   OPERATING LEASES

In May 1997, the Company signed a lease for a new office and showroom. The term of the lease is from September 1, 1997 through May 31, 2008. The Company also leases a warehouse under an operating lease, which expires in August 1999. Rent expense aggregated approximately $159,000 and $126,000 for the years ended December 31, 1997 and 1996.

                               PIVOT RULES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996


As of December 31, 1997, future minimum rentals, excluding utilities, are as follows:

                 1998                     $   150,000
                 1999                         127,000
                 2000                          81,000
                 2001                          81,000
                 2002                          81,000
                 Thereafter                   484,000
                                          -----------
                 Total                    $ 1,004,000
                                          ===========


NOTE J - SHAREHOLDERS' EQUITY

1.    RECAPITALIZATION AND TREASURY STOCK

In December 1996, the Board of Directors approved a plan of recapitalization through the use of a stock split. The recapitalization, which was effected on January 2, 1997, resulted in the authorization of 10,000,000 shares of $.01 par value common stock. Shareholders received 8,862.6292 shares for each share of the previous no par value common stock.

In connection with the recapitalization, the Company's Board of Directors approved the retirement of the 64.6 shares of treasury stock (572,526 after giving effect to the stock split). Of the $872,000 in treasury stock, $546,000 was first offset against the common stock account with the remainder, totaling $326,000, reducing retained earnings.

2.   AUTHORIZED SHARES

In May 1997, the Company's Board of Directors authorized a new class of 2,000,000 shares of preferred stock, $.01 par value per share, and increased the aggregate number of shares of Common Stock, $.01 par value per share ("Common Stock"), authorized for issuance from 10,000,000 shares to 15,000,000 shares.

3.   INITIAL PUBLIC OFFERING

In May 1997, the Company completed an initial public offering of 1,500,000 units ("Units"), each Unit consisting of one share of the Company's Common Stock and one redeemable common stock purchase warrant ("Warrants"). The Company received net proceeds of $5,939,000, (which are net of underwriting costs and expenses) of which approximately $2,032,000 was used to repay Company indebtedness, including the repayment of notes issued by the Company in connection with the bridge financing. The funds from the IPO were deposited with the Company's Factor and invested at a rate of 1.75% below prime. As a result of the satisfaction of the bridge financing, the Company has written-off $83,000 of unamortized debt discount and $256,000 of unamortized debt issuance costs.

4.    WARRANTS

The Company has 1,863,000 Warrants outstanding as of December 31, 1997 consisting of 1,500,000 Warrants offered in the IPO and 363,000 converted from the bridge financing (see Note C). These Warrants entitle the holders to purchase one share of Common Stock at $5.00 per share during the four-year period commencing May 15, 1998; all Warrants become exercisable on such date. The Company may redeem the Warrants at any time after they become exercisable, at a price of $.01 per Warrant, provided that the market price of the stock exceeds 165% of the exercise price of the Warrants for a specific period of time, and upon specific notice provisions.

                               PIVOT RULES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996


5.   UNIT PURCHASE OPTION

In May 1997, the Company sold to the underwriter of the IPO, for an aggregate purchase price of $100, a Unit Purchase Option ("UPO") consisting of the right to purchase up to an aggregate of 150,000 Units, which is the equivalent of 300,000 shares of Common Stock. The UPO is exercisable initially at a per-Unit price equal to 160% of $5.00 per share during the four-year period commencing May 15, 1998.

6.   RESERVED SHARES

The Company has reserved an aggregate of 2,250,000 shares of Common Stock for the exercise of the Warrants and the UPO.

7.   STOCK OPTION PLAN

In May 1997, the Company's Board of Directors adopted a stock option plan (the "Plan") for the purpose of encouraging key employees, consultants and directors who are not employees to acquire a proprietary interest in the growth and performance of the Company. The maximum number of shares that may be granted under the Plan is 200,000.

Activity in the stock option plan is summarized as follows:

                                              SHARES UNDER   WEIGHTED AVERAGE
                                                 OPTIONS      EXERCISE PRICE
                                                 -------      --------------
  Options granted                                117,000          $5.00
  Options canceled                               (24,500)         $5.00
                                                --------

  Balance at December 31, 1997                    92,500          $5.00
                                                ========

  Eligible for exercise at December 31, 1997          --            N/A
                                                ========

The stock options are exercisable in different periods commencing in 1998 through 2007.

The Company does not recognize compensation expense for stock options granted at or above fair market value, as permitted by the accounting standards. The fair value of options granted during 1997 was $112,000. Fair value is estimated based on the Black-Scholes option-pricing model with the following assumptions for grants in 1997: expected volatility of 40%; risk-free interest rates ranging from 5.98% through 6.67% and expected lives of 6 years. Had compensation expense been determined based on the fair value of the options on the grant dates, the Company's net loss would have been increased by $112,000 ($.05 per share) in 1997.

On January 16, 1998 and February 26, 1998, additional options for an aggregate of 69,500 shares of Common Stock were granted, of which options for 44,000 shares were granted at an exercise price of $2.16, options for 500 shares were granted at an exercise price of $5.00, and the remaining options for 25,000 shares were granted at an exercise price of $2.17. The exercise price of these options were equal to or greater than the market price of the Common Stock as of the date of grant.

NOTE K - CONCENTRATIONS

Prior to the discontinuation of the golf sportswear division the Company had customer concentration follows:

The Company sells its products to department stores, sporting goods stores, catalogs, corporations and promotionally oriented retailers, including discounters. The Company uses a Factor to evaluate the creditworthiness of most of its customers. The Company sells substantially all of its receivables to the Factor. For approved accounts, the Factor assumes all credit risk. For

                               PIVOT RULES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996


approved accounts, the Factor has recourse in cases of disputes, chargebacks and reserves. For nonapproved accounts, the Factor has full recourse. For non-factored sales, credit losses have been within management's expectations. As of December 31, 1997, all accounts were approved by the Factor. For the year ended December 31, 1997, four customers accounted for an aggregate of 72.0% of the Company's sales, of which individually such customers accounted for approximately 22.8%, 19.1%, 17.6%, and 12.5%, respectively, of the Company's sales. For the year ended December 31, 1996, four customers accounted for 45% of the Company's sales, including one customer accounting for approximately 24.7% of the Company's sales. Based upon the Company's refocus on the department store channel (and specialty stores, catalogs, resorts, etc.) and away from the more promotionally oriented retailers, there can be no assurance that the Company will continue to sell product to these customers in the future. Any inability to reestablish the department store channel may have a material adverse impact on the Company's business, financial condition, and operating results.

Substantially all of the Company's products are manufactured by third parties in the Far East and India. The use of contractors and the resulting lack of direct control could make it difficult for the Company to obtain timely delivery of products of acceptable quality. Delays in shipments to the Company, inconsistent or inferior garment quality and other factors beyond the Company's control could adversely affect the Company's relationship with its customers, its reputation in the industry and its sales and operating results. Moreover, foreign manufacturing is subject to numerous risks, including work stoppages, transportation delays, political instability, foreign currency fluctuations, the imposition of tariffs and import and export controls, customs laws, changes in governmental policies and other factors that could have a material adverse effect on the Company's business, financial condition and operating results.

NOTE L - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

         Cash and Funds deposited with factor - the carrying amount approximates fair value due to the short-term maturities of these instruments.

         Letters of Credit - letters of credit collateralize the Company's obligations to the Factor and have terms ranging from 30 days to 120 days; the face amount of the letters of credit approximate fair value since the value for each is fixed over a relatively short period of time.

The carrying amount approximates the fair value of the Company's financial instruments as of December 31, 1997.

NOTE M - LEGAL PROCEEDINGS

The Company is, from time to time, a party to routine litigation arising in the normal course of its business. The Company believes that none of these actions will have a material adverse effect on the business, financial condition or operating results of the Company.

NOTE N - SUBSEQUENT EVENTS

DISCONTINUED OPERATIONS

On June 25, 1998, the Company's Board of Directors adopted a plan to discontinue operations of the golf sportswear division. The Company intends to complete its existing sales commitments and liquidate its remaining inventory.

                               PIVOT RULES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996


The disposal of the golf sportswear division has been accounted for as a discontinued operation and, accordingly, its net assets have been segregated from continuing operations in the accompanying balance sheets, and its operating results are segregated and reported as discontinued operations in the accompanying statements of operations and cash flows. Interest was allocated to the discontinued operations from the debt that was repaid from the cash flow of the discontinued operations. Income taxes were allocated based on the Company's effective income tax rate.

Information relating to the discontinued operations of the golf sportswear division for the fiscal years ended December 31, 1997 and 1996 are as follows:

                                                   DECEMBER 31,    DECEMBER 31,
                                                       1997            1996
                                                       ----            ----

Net sales                                          $ 10,323,000    $  8,596,000
Cost of sales                                         7,392,000       6,571,000
                                                   ------------    ------------
     Gross profit                                     2,931,000       2,025,000
Selling, marketing, design and administrative         2,200,000         965,000
                                                   ------------    ------------
     Operating income                                   731,000       1,060,000

Other income (expense)                                 (305,000)       (138,000)
Amortization and write-off of deferred costs for
  bridge financing                                     (293,000)           --
                                                   ------------    ------------

    Income before provision for income taxes            133,000         922,000

Provision for income taxes                              (45,000)       (314,000)
                                                   ------------    ------------

    Net income                                     $     88,000    $    608,000
                                                   ============    ============

The net assets of the golf sportswear division included in the accompanying balance sheet as of December 31, 1997 is as follows:

                                                              DECEMBER 31, 1997

             Due from factor                                    $ 2,264,000
             Non-factored receivables                                51,000
             Inventories                                          1,413,000
             Prepaid expenses and other current assets              157,000
             Income taxes receivable                                203,000
             Deferred income taxes                                   94,000
                                                                -----------
                 Total current assets of discontinued
                    operations                                  $ 4,182,000
                                                                ===========

             Property and equipment, net                        $   274,000
             Deferred costs and other assets                        140,000
                                                                -----------
                 Total other assets of discontinued
                    operations                                  $   414,000
                                                                ===========


The Company's liabilities will not be assumed by others, therefore, in accordance with the accounting standards for the presentation of discontinued operations all liabilities are recorded as continuing operations.

                               PIVOT RULES, INC.
                            CONDENSED BALANCE SHEETS
                                   (RESTATED)
                                    (NOTE E)

                                                              MARCH 31,        DECEMBER 31,
                                                                 1998              1997
                                                                 ----              ----
                                                             (Unaudited)
                                ASSETS

Current assets
    Cash                                                      $   122,000    $    55,000
    Funds deposited with factor                                 2,336,000      1,857,000
    Inventories                                                        --             --
    Prepaid expenses and other current assets                     120,000        128,000
    Current assets of discontinued operations                   2,787,000      4,182,000
                                                              -----------    -----------
          Total current assets                                  5,365,000      6,222,000

Property and equipment, net                                       511,000        500,000

Deferred costs and other assets                                    15,000         15,000

Assets of discontinued operations                                 406,000        414,000
                                                              -----------    -----------
                                                              $ 6,297,000    $ 7,151,000
                                                              ===========    ===========

                  LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
    Accounts payable, accrued expenses and other current
       liabilities                                            $   536,000    $ 1,092,000

Deferred income taxes                                               9,000          9,000
                                                              -----------    -----------

                                                                  545,000      1,101,000
                                                              -----------    -----------

Commitments and contingencies

Shareholders' equity
    Preferred stock -$.01 par value; 2,000,000 authorized
      and no shares issued                                             --             --
    Common stock -$.01 par value; 15,000,000 authorized and
      2,700,000 issued and outstanding                             27,000         27,000
    Additional paid-in capital                                  6,404,000      6,404,000
    Accumulated deficit                                          (679,000)      (381,000)
                                                              -----------    -----------
                                                                5,752,000      6,050,000
                                                              -----------    -----------

                                                              $ 6,297,000    $ 7,151,000
                                                              ===========    ===========


   The accompanying notes are an integral part of these financial statements.

                               PIVOT RULES, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                                   (RESTATED)
                                  (UNAUDITED)
                                    (NOTE E)

                                                                      THREE MONTHS ENDED
                                                                           MARCH 31,
                                                                   --------------------------
                                                                       1998          1997
                                                                       ----          ----
General and administrative expenses                                $   239,000    $   162,000
                                                                   -----------    -----------

Operating loss from continuing operations                             (239,000)      (162,000)

Interest income                                                         42,000           --
                                                                   -----------    -----------

Loss from continuing operations                                       (197,000)      (162,000)
                                                                   -----------    -----------
Discontinued operations - Note E
   (Loss) income from operations, net of income tax provision of
      $10,000 in 1997                                                 (101,000)       181,000
                                                                   -----------    -----------

   Net (loss) income                                               $  (298,000)   $    19,000
                                                                   ===========    ===========

Basic and diluted (loss) income per share
  Continuing operations                                            $      (.07)   $      (.13)
  Discontinued operations
       (Loss) income from operations                                      (.04)           .15
                                                                   -----------    -----------

  Net (loss) income                                                $      (.11)   $       .02
                                                                   ===========    ===========

Weighted average shares outstanding                                  2,700,000      1,200,000
                                                                   ===========    ===========



   The accompanying notes are an integral part of these financial statements.

                               PIVOT RULES, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (RESTATED)
                                  (UNAUDITED)
                                    (NOTE E)

                                                                                            THREE MONTHS ENDED
                                                                                                 MARCH 31,
                                                                                         -----------------------
                                                                                           1998          1997
                                                                                           ----          ----
Cash flows from operating activities

  Loss from Continuing Operations                                                        $(197,000)   $(162,000)
  Adjustments to reconcile loss from continuing operations to net cash (used in)
     provided by operating activities:
     Depreciation and amortization                                                          20,000        4,000
     Changes in operating assets and liabilities
     (Increase) decrease in
        Prepaid expenses and other current assets                                            8,000      (14,000)
     Increase (decrease) in
             Accounts payable and accrued expenses                                        (556,000)     285,000
                                                                                         ---------    ---------
Net cash (used in) provided by operating activities - Continuing Operations               (725,000)     113,000
                                                                                         ---------    ---------

  Loss income from Discontinued Operations                                                (101,000)     181,000
  Adjustments to reconcile (loss) income to net cash provided by operating activities:
        Amortization of deferred costs for bridge financing                                     --       36,000
        Amortization of debt discount                                                           --       56,000
        Depreciation and amortization                                                       23,000        7,000
        Changes in operating assets and liabilities
          (Increase) decrease in
             Inventories                                                                   290,000      121,000
             Non-factored receivables                                                     (140,000)    (157,000)
             Prepaid expenses and other current assets                                     (46,000)     (99,000)
          Increase (decrease) in
             Income taxes receivable/payable                                                (1,000)     (99,000)
                                                                                         ---------    ---------
Net cash provided by operating activities - Discontinued Operations                         25,000       46,000
                                                                                         ---------    ---------

Net cash (used in) provided by operating activities                                       (700,000)     159,000
                                                                                         ---------    ---------



   The accompanying notes are an integral part of these financial statements.

                               PIVOT RULES, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (RESTATED)
                                  (UNAUDITED)
                                    (NOTE E)

                                                                             THREE MONTHS ENDED
                                                                                  MARCH 31,
                                                                        ----------------------------
                                                                             1998           1997
                                                                             ----           ----
Cash flows from investing activities - Continuing Operations
  Purchase of property and equipment                                         (31,000)        (3,000)
  Increase in funds deposited with factor                                   (479,000)    (1,274,000)
                                                                         -----------    -----------
Net cash used in investing activities - Continuing Operations               (510,000)    (1,277,000)
                                                                         -----------    -----------

Cash flows from investing activities - Discontinued Operations
  Purchase of property and equipment                                         (17,000)       (26,000)
  Trademark costs                                                             (1,000)        (1,000)
                                                                         -----------    -----------
Net cash used in investing activities - Discontinued Operations              (18,000)       (27,000)
                                                                         -----------    -----------

Net cash used in investing activities                                       (528,000)    (1,304,000)
                                                                         -----------    -----------

Cash flows from financing activities - Continuing Operations
  Deferred costs associated with initial public offering                          --       (200,000)
                                                                         -----------    -----------
Net cash used in financing activities - Continuing Operations                     --       (200,000)
                                                                         -----------    -----------

Cash flows from financing activities - Discontinued Operations
  Net proceeds from bridge financing                                              --      1,207,000
  Unamortized debt discount                                                       --         83,000
  Repayments of notes payable and short-term loan                                 --       (142,000)
  Net change in due to/from factor                                         1,295,000        176,000
                                                                         -----------    -----------
Net cash provided by financing activities - Discontinued Operations        1,295,000      1,324,000
                                                                         -----------    -----------

Net cash provided by financing activities                                  1,295,000      1,124,000
                                                                         -----------    -----------

Net increase (decrease) in cash                                               67,000        (21,000)
Cash balance - December 31                                                    55,000         33,000
                                                                         -----------    -----------
Cash balance - March 31                                                  $   122,000    $    12,000
                                                                         ===========    ===========

Supplemental disclosure of cash flow information:
     Cash paid during the period for:
         Interest                                                        $    16,000    $    23,000
                                                                         ===========    ===========
         Income taxes                                                    $     1,000    $    99,000
                                                                         ===========    ===========
     Non-cash financing activities:
         Issuance of warrants in connection with bridge financing                 --    $   138,000
                                                                         ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                               PIVOT RULES, INC.
                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                            MARCH 31, 1998 AND 1997

NOTE A - BASIS OF PRESENTATION

The condensed financial statements included herein have been prepared by Pivot Rules, Inc. (the "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management of the Company believes that the disclosures are adequate to make the information presented not misleading. These condensed financial statements should be read in conjunction with the condensed notes thereto. In the opinion of management of the Company, the accompanying unaudited condensed financial statements include all adjustments, consisting of only normal recurring adjustments, necessary to fairly present the results for the interim periods to which these financial statements relate.

These financial statements should be read in conjunction with the Registration Statement filed with the Securities and Exchange Commission on Form 8-A and Form 8-A/A and the Annual Report filed with the Securities and Exchange Commission on Form 10-KSB. Subsequent to the filing of documents incorporated by reference herein, the Company discontinued the operations of its golf sportswear division. Accordingly, financial statements, management's discussions and analysis or plan of operations contained therein do not reflect the effect of the discontinued operations.

On June 25, 1998, the Company's Board of Directors adopted a plan to discontinue operations of the golf sportswear division. The Company intends to complete its existing sales commitments and liquidate its remaining inventory. The condensed statements of operations for the three month periods ended March 31, 1998 and 1997 and for the condensed balance sheet as of December 31, 1997 have been restated. The financial statements have been prepared in accordance with accounting standards for the presentation of discontinued operations.

The results of operations of the Company for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the full year.

NOTE B - THE COMPANY

The Company designs, sources and markets a full collection of golf sportswear with a fun attitude and style for men under the Pivot Rules brand name. The Company sells its products to department stores, sporting goods stores, catalogs, corporations and promotionally oriented retailers, including discounters, throughout the United States. In May 1998, the Company created a new independent division that will design and build a website on the Internet through which it will operate and market an Internet retail business that will sell discounted brand name apparel and accessories.

NOTE C - SIGNIFICANT ACCOUNTING POLICIES

1.    USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               PIVOT RULES, INC.
                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                            MARCH 31, 1998 AND 1997

2.   INVENTORIES

Inventories, which consist of finished goods, are valued at the lower of cost or market. Cost is determined by the first-in, first-out ("FIFO") method.

3.   EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share excludes dilution and is computed by dividing earnings (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is computed by dividing earnings (loss) available to common shareholders by the weighted average number of common shares outstanding for the period, adjusted to reflect potentially dilutive securities. Options and warrants were not included in the computation of diluted earnings per share because the exercise price was greater than the market price of the stock.

NOTE D - CONCENTRATIONS

The Company sells its products to department stores, sporting goods stores, catalogs, corporations and promotionally oriented retailers, including discounters. The Company uses a factor ("Factor") to evaluate the creditworthiness of most of its customers. The Company sells substantially all of its receivables to the Factor. For approved accounts, the Factor assumes all credit risk. For approved accounts, the Factor has recourse in cases of disputes, chargebacks and reserves. For nonapproved accounts, the Factor has full recourse. For non-factored sales, credit losses have been within management's expectations. As of March 31, 1998, all accounts were approved by the Factor. Historically, the Company has had a heavy concentration of sales with promotionally oriented retailers. By the end of 1997, the Company recognized that the Pivot Rules brand could not co-exist across several retailer categories. As a result, the Company has since modified its strategy to refocus its sales efforts on the department store channel (and specialty stores, catalogs, resorts, etc.) and away from the more promotionally oriented retailers. If the Company cannot reestablish the department store channel it will have a material adverse impact on the Company's business, financial condition, and operating results.

NOTE E - SUBSEQUENT EVENTS

Effective May 1, 1998, the Company was awarded a contract with Knight Ridder Shared Services, Inc. ("KRI"), the nations second largest newspaper publisher, to become one of three promotional merchandise suppliers for KRI logoed products. The Company is in the process of establishing a joint venture with a promotional products distribution company to assist in the execution of the contract with KRI. The Company will receive a portion of the gross profits generated from the sales of such joint venture.

In May 1998, the Company's Board of Directors approved the reorganization of the Company into two divisions. These divisions will function independently of each other.

The Company's second division will design and build a website (the "Website") on the Internet through which it will operate and market an Internet retail business that will sell discounted brand name apparel and accessories. The Company's buyers will take advantage of their relationships in the industry to opportunistically purchase first quality excess and end-of-season merchandise to sell directly to consumers.

DISCONTINUED OPERATIONS

The disposal of the golf sportswear division has been accounted for as a discontinued operation and, accordingly, its net assets have been segregated from continuing operations in the accompanying condensed balance sheets, and its operating results are segregated and reported as discontinued operations in the accompanying condensed statements of operations and cash flows.

                               PIVOT RULES, INC.
                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                            MARCH 31, 1998 AND 1997


Information relating to the discontinued operations of the golf sportswear division for the three months ended March 31, 1998 and 1997 is as follows:

                                                     MARCH 31,     MARCH 31,
                                                       1998          1997
                                                       ----          ----
                                                   (Unaudited)    (Unaudited)

Net sales                                          $ 1,515,000    $ 2,396,000
Cost of sales                                        1,154,000      1,784,000
                                                   -----------    -----------
     Gross profit                                      361,000        612,000
Selling, marketing, design and administrative          446,000        247,000
                                                   -----------    -----------
     Operating (loss) income                           (85,000)       365,000

Other income (expense)                                 (16,000)      (138,000)
Amortization and write-off of deferred costs for            --        (36,000)
  bridge financing                                 -----------    -----------


    Loss before provision for income taxes            (101,000)       191,000

Provision for income taxes                                  --         10,000
                                                   -----------    -----------

    Net loss                                       $  (101,000)   $   181,000
                                                   ===========    ===========


The net assets of the golf sportswear division included in the accompanying condensed balance sheets as of March 31, 1998 and December 31, 1997 are as follows:

                                                 MARCH 31,      DECEMBER 31,
                                                   1998            1997
                                                   ----            ----
                                               (Unaudited)

   Due from factor                             $   969,000       $2,264,000
   Non-factored receivables                        191,000           51,000
   Inventories                                   1,123,000        1,413,000
   Prepaid expenses and other current assets       206,000          157,000
   Income taxes receivable                         204,000          203,000
   Deferred income taxes                            94,000           94,000
                                               -----------      -----------
       Total current assets of discontinued    $ 2,787,000      $ 4,182,000
          operations                           ===========      ===========

   Property and equipment, net                 $   273,000      $   274,000
   Deferred costs and other assets                 133,000          140,000
                                               -----------      -----------
       Total other assets of discontinued      $   406,000      $   414,000
          operations                           ===========      ===========


The Company's liabilities will not be assumed by others, therefore, in accordance with the accounting standards for the presentation of discontinued operations all liabilities are recorded as continuing operations.

                               PIVOT RULES, INC.
                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                            MARCH 31, 1998 AND 1997


LONG LIVED ASSETS - DISCONTINUED OPERATIONS

The Company's policy is to evaluate long-lived assets and certain identifiable intangibles for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. This evaluation is based on a number of factors, including expectations for operating income and undiscounted cash flows that will result from the use of such assets.

The Company has identified certain long-lived assets specifically relating to the golf sportswear division. The net book amount of these assets as of March 31, 1998 are as follows:


             PROPERTY AND EQUIPMENT
             ----------------------
             Leasehold improvements                         $   31,000
             Concept area fixtures                             270,000
             Office equipment                                   60,000
             Computer hardware and software                     54,000
                                                            ----------
                                                               415,000
             Less accumulated depreciation                     142,000
                                                            ----------
                                                            $  273,000
                                                            ==========

             DEFERRED COSTS AND OTHER ASSETS
             -------------------------------
             Trademarks                                     $  173,000
             Less accumulated amortization                      52,000
                                                            ----------
                                                            $  121,000
                                                            ==========

NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AND/OR ANY SALE MADE HEREUNDER SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.


                              2,163,000 SHARES OF
                                 COMMON STOCK

                              513,000 REDEEMABLE
                                    COMMON
                            STOCK PURCHASE WARRANTS

                                 BLUEFLY, INC.


                TABLE OF CONTENTS

                                             Page

Available Information...........................2

Incorporation of Certain Documents by
   Reference....................................2

The Company.....................................5

The Offering....................................7

Risk Factors....................................8            PROSPECTUS

Business.......................................18


Use of Proceeds................................30

Dividend Policy................................30

Selling Securityholders .......................30

Plan of Distribution...........................31

Indemnification of Officers and
   Directors...................................32
                                                           NOVEMBER __, 1998
Legal Matters..................................33

Experts........................................33


Financial Statements..........................F-1


=================================================         =====================

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses in connection with the Offering are:


Blue sky fees and expenses                                    $ 15,000
Legal fees and expenses                                         35,000
Printing costs                                                  15,000
Miscellaneous                                                   10,000
                                                              --------
Total                                                          $75,000
                                                               =======


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


         Sections 722 and 726 of the BCL grant the Company broad powers to indemnify and insure its directors and officers against liabilities they may incur in such capacities. In accordance therewith, the Restated Certificate and the Restated By-Laws provide for the fullest indemnification of an officer or a director of the Company under the BCL. The Restated Certificate also eliminates personal liability for any breach of directors' duty to the Company and its shareholders, provided that such breach does not result from (a)(i) an act or omission in bad faith, (ii) intentional misconduct or (iii) a knowing violation of law, (b) a transaction from which a director personally gained in fact, a financial profit or other advantage to which the director was not entitled, (c) acts of the director in violation of Section 719 of the BCL or (d) an act or omission prior to the adoption of such provision in the Restated Certificate.

         The Company has entered into agreements with an officer that requires the Company to indemnify such person against any loss, cost, damage, injury or other expense, including attorneys' fees, incurred by reason of the fact that such person served as a director of officer of the Company, provided that such indemnification is consistent with the BCL.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) Exhibits



3.1               Restated Certificate of Incorporation.(1)
3.2               Amended and Restated By-laws.(1)
3.3               Amendment to Amended and Restated By-Laws.(1)
3.4 Certificate of Amendment of the Company's Restated Certificate of Incorporation. (3)
4.1               Specimen Common Stock certificate.(1)
4.2               Form of Unit Purchase Option.(1)
4.3 Form of Subscription Agreement, dated as of January 2, 1997, by and between the Company and certain purchasers.(1)
4.4               Form of Bridge Warrant.(1)
4.5               Specimen Redeemable Common Stock Purchase Warrant.(1)
4.6               Form of Warrant Agreement.(1)

5.1 Opinion of Swidler Berlin Shereff Friedman, LLP (formerly Shereff, Friedman, Hoffman & Goodman, LLP)(1)
23.1              Consent of M.R. Weiser&Co. LLP
23.2              Consent of Grant Thornton LLP(2)
23.3 Consent of Swidler Berlin Shereff Friedman, LLP (formerly Shereff, Friedman, Hoffman & Goodman, LLP) (contained in
                  Exhibit 5.1)
24 Power of Attorney (contained in Post-Effective Amendment No. 1 to Form SB-2 on Form S-3)


-----------------------

(1) Exhibits to the Company's Registration Statement on Form SB-2 and amendments thereto (File No. 333-22895).

(2) Exhibits to the Company's Post-Effective Amendment No. 1 to Form SB-2 on Form S-3.

(3) Exhibits to the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1998, filed with the Commission on November 16, 1998.


ITEM 17. UNDERTAKINGS.

         (a) Indemnification

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (b) The undersigned small business issuer hereby undertakes that it will:

                  (1) file, during any period in which it offers or sell securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

                  (2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of securities at that time to be the initial bona fide offering.

                  (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

                  (4) for purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1) or
                           (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

                  (5) for the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of such securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has authorized this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of New York, State of New York, on November 27, 1998.


                                                  BLUEFLY, INC.



                                                  By:/s/ E. Kenneth Seiff
                                                     --------------------------
                                                     E. Kenneth Seiff
                                                     President, Chief Executive
                                                     Officer and Director




         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on this 27th day of November, 1998.



Signature                                                       Titles
---------                                                       ------
/s/ E. Kenneth Seiff
----------------------------
E. Kenneth Seiff                                    President, Chief Executive Officer and
                                                    Director (Principal Executive Officer)

----------------------------
Goldie Burns                                        Director

*
----------------------------
Martin Miller                                       Director

*
----------------------------
Robert Stevens                                      Director

/s/ Patrick C. Barry
----------------------------
Patrick C. Barry                                    Chief Financial Officer (Principal
                                                    Financial & Accounting Officer)


* By: /s/ E. Kenneth Seiff
----------------------------
       E. Kenneth Seiff
       Attorney in Fact

                                 EXHIBIT INDEX




Exhibit No.                                 Exhibits
-----------                                 --------

23.1                   Consent of M.R. Weiser&Co. LLP